LANTRONIX, INC.
                                OFFER TO EXCHANGE
                          OUTSTANDING OPTIONS UNDER THE
     LANTRONIX, INC. 2000 STOCK OPTION PLAN, 1994 NON STATUTORY OPTION PLAN,
      1993 INCENTIVE STOCK OPTION PLAN, LIGHTWAVE COMMUNICATIONS, INC. 2001
              STOCK PLAN, AND PREMISE SYSTEMS, INC. 2001 STOCK PLAN
                                       FOR
                              NEW OPTIONS UNDER OUR
                             2000 STOCK OPTION PLAN
                               __________________

     THIS OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 9:00 P.M., PACIFIC TIME, ON JANUARY 20, 2003, UNLESS WE EXTEND THE OFFER.
                               __________________

     You may exchange your outstanding options to purchase shares of our common stock with exercise prices above $3.01, whether vested or unvested, granted under our 2000 Stock Plan (the "2000 Plan"), our 1994 Non Statutory Option Plan (the "1994 Plan"), and our 1993 Incentive Stock Option Plan (the "1993 Plan"), as well as those granted under the Lightwave Communications, Inc. 2001 Stock Plan (the "Lightwave Plan") and assumed by us in our acquisition of Lightwave Communications, Inc., and those granted under the Premise Systems, Inc. 2001 Stock Plan (the "Premise Plan") and assumed by us in our acquisition of Premise Systems, Inc. You are eligible to participate in the exchange offer if you are an employee hired on or before December 19, 2002, who receives pay as a regular employee of Lantronix or one of our subsidiaries in the United States. Our directors and executive officers are ineligible to participate in the exchange offer.

     Your new option will cover 75% of the shares covered by any option that you elect to exchange, rounded up to the nearest whole share. The exercise price per share of the new options will be equal to 100% of the fair market value of our common stock on the date of grant.

     We will grant the new options on the first business day that is 6 months and 1 day after the date on which we cancel the options accepted for exchange. We refer to this date as the new option grant date. We expect the new option grant date to be July 21, 2003. Each new option will be subject to a new vesting schedule that will begin on the new option grant date.

     Our common stock is traded on the Nasdaq SmallCap Market under the symbol "LTRX." On December 19, 2002, the closing price of our common stock as reported on the Nasdaq SmallCap Market was $0.73 per share. We recommend that you evaluate current market quotes for our common stock, among other factors, before deciding whether to elect to exchange your options.

SEE "RISKS OF PARTICIPATING IN THE OFFER" BEGINNING ON PAGE 10 FOR A DISCUSSION OF RISKS THAT YOU SHOULD CONSIDER BEFORE TENDERING YOUR ELIGIBLE OPTIONS.

                                    IMPORTANT

     If you wish to exchange your options, you must complete and sign the election form by following its instructions, and fax or, upon prior arrangement, hand deliver it to Vincent J. Roth, at fax number (949) 450-7229 before 9:00 p.m., Pacific Time, on January 20, 2003. You should direct questions about this exchange offer or requests for assistance or for additional copies of the offer documents to Vincent J. Roth at Lantronix, Inc., 15353 Barranca Parkway, Irvine, California, 92618 (telephone: 949-450-7219).

     We are not making the exchange offer to, and we will not accept any tender of options from or on behalf of, option holders in any jurisdiction in which the exchange offer or the acceptance of any tender of options would not be in compliance with the laws of that jurisdiction.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this offer to exchange. Any representation to the contrary is a criminal offense.

                   Offer to Exchange dated December 19, 2002.

     YOU SHOULD RELY ON THE INFORMATION CONTAINED IN THIS OFFERING CIRCULAR. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. YOU SHOULD NOT ASSUME THAT THE INFORMATION PROVIDED IN THIS OFFERING CIRCULAR IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE AS OF WHICH IT IS SHOWN, OR IF NO DATE IS OTHERWISE INDICATED, THE DATE OF THIS OFFERING CIRCULAR. THIS OFFERING CIRCULAR SUMMARIZES VARIOUS DOCUMENTS AND OTHER INFORMATION. THOSE SUMMARIES ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE DOCUMENTS AND INFORMATION TO WHICH THEY RELATE.


                                           TABLE OF CONTENTS

                                                                                                  PAGE
                                                                                                  ----
SUMMARY TERM SHEET. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
RISKS OF PARTICIPATING IN THE OFFER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
THE OFFER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
1.     Eligibility. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
2.     Number of options; expiration date . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
3.     Purpose of the offer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
4.     Procedures for electing to exchange options. . . . . . . . . . . . . . . . . . . . . . . .   26
5.     Withdrawal rights and change of election . . . . . . . . . . . . . . . . . . . . . . . . .   28
6.     Acceptance of options for exchange and issuance of new options . . . . . . . . . . . . . .   28
7.     Conditions of the offer. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
8.     Price range of shares underlying the options . . . . . . . . . . . . . . . . . . . . . . .   31
9.     Source and amount of consideration; terms of new options . . . . . . . . . . . . . . . . .   32
10.    Information concerning Lantronix. . . . . . . . . . . . . . . . . . . . . . . . . . . . .    36
11.    Interests of directors and officers; transactions and arrangements concerning the options    37
12.    Status of options acquired by us in the offer; accounting consequences of the offer . . .    38
13.    Legal matters; regulatory approvals . . . . . . . . . . . . . . . . . . . . . . . . . . .    39
14.    Material U. S. federal income tax consequences. . . . . . . . . . . . . . . . . . . . . .    39
15.    Extension of offer; termination; amendment. . . . . . . . . . . . . . . . . . . . . . . .    41
16.    Fees and expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    42
17.    Additional information. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    42
18.    Financial statements. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    42
19.    Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    43

SCHEDULE A     Information Concerning the Directors and Executive Officers of Lantronix, Inc. . .  A-1
SCHEDULE B     Financial Statements of Lantronix, Inc.. . . . . . . . . . . . . . . . . . . . . .  B-1

                               SUMMARY TERM SHEET

     The following are answers to some of the questions that you may have about the offer. You should carefully read this entire offer to exchange, the accompanying letter from Marc Nussbaum dated December 19, 2002, the election form and the withdrawal form. The offer is made subject to the terms and conditions of these documents as they may be amended. The information in this summary is not complete. Additional important information is contained in the remainder of this offer to exchange and the other option exchange program documents. We have included in this summary references to other sections in this offer to exchange to help you find a more complete description of these topics.

Q1.  What  is  the  offer?

A1. We are offering to exchange all outstanding, unexercised options granted under the 2000 Plan, the 1994 Plan, the 1993 Plan, the Lightwave Plan and the Premise Plan that have an exercise price per share of $3.01 or higher that are held by current employees that are based in the United States for new options. If you choose to tender any of your eligible options, then you must also tender all options granted to you on or after June 19, 2002, regardless of the exercise price of these options. The new options will have an exercise price equal to the fair market value of our common stock on the new option grant date.


Q2.  WHO  IS  ELIGIBLE  TO  PARTICIPATE?

A2. You are eligible to participate in the offer only if you are an employee hired on or before December 19, 2002, who receives pay as a regular employee of Lantronix or one of our subsidiaries in the United States and you remain employed through the cancellation date. Members of our board of directors and our executive officers, as identified on Schedule A to this offer to exchange, are not eligible to participate. (See Section 1)

     To receive a new option, you must remain an employee of ours in the U.S. through the date on which the new options are granted, which will be the first business day that is at least 6 months and 1 day after the cancellation date. We refer to this date as the new option grant date. If we do not extend the offer, the new option grant date will be July 21, 2003. (See Section 1)

Q3.  ARE  EMPLOYEES  OUTSIDE  THE  UNITED  STATES  ELIGIBLE  TO  PARTICIPATE?

A3.  No.  Non-U.S.  employees  are  not eligible to participate. (See Section 1)

Q4.  WHY  IS  LANTRONIX  MAKING  THE  OFFER?

A4. We believe that granting stock options motivates our employees to perform at high levels and provides an effective means of recognizing employee contributions to our success. This offer enables us to offer eligible employees a valuable incentive to stay with us. Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our shares. These options are commonly referred to as being "underwater." By making this offer to exchange eligible options for new options that will have an exercise price equal to the market value of the shares on the new option grant date, we intend to provide eligible employees with the benefit of owning options that over time may have a greater potential to increase in value. We believe this will create better performance incentives for eligible employees and, as a result, maximize stockholder value. (See
     Section  3)

Q5.  WHEN  DOES  THIS  OFFER  END?

A5. This offer ends at 9:00 p.m., Pacific Time, on January 20, 2003. We refer to this date and time as the expiration date, unless we extend the period during which the offer will remain open. If we extend the offer, the term expiration date will refer to the time and date at which the extended offer expires. (See Section 2)

Q6. HOW MANY NEW OPTIONS WILL I RECEIVE IN EXCHANGE FOR THE OPTIONS THAT I ELECT TO EXCHANGE?

A6. If you meet the eligibility requirements and subject to the terms of this offer, we will grant you new options to purchase the number of shares equal to seventy-five percent (75%) of the number of shares subject to the unexercised options you tender, rounded up to the nearest whole share. The number of new option shares that you receive will be subject to adjustment for any stock splits, reverse stock splits, subdivisions, combinations, stock dividends and similar events that occur after the cancellation date but before the new option grant date. (See Section 2)

     Example  1
     ----------

     If the option you elect to exchange covers 100 shares of our common stock, your new option will cover 75 shares of our common stock.

     Example  2
     ----------

     If the option you elect to exchange covers 150 shares of our common stock, your new option will cover 113 shares of our common stock. New options will be granted under our 2000 Plan. All new options will be subject to a new option agreement between you and us. You must sign the new option agreement before receiving your new options. (See Section 2)

Q7.  Why  isn't  the  exchange  ratio  simply  one-for-one?

A7. Our stock option program must balance the interests of our employees and shareholders. By issuing an option to purchase 75% of the options surrendered, our stockholders benefit by decreasing potential shareholder dilution while our employees benefit by having the opportunity to participate  in  the  offer.  (See  Section  3)

Q8.  WHAT  ARE  THE  CONDITIONS  TO  THE  OFFER?

A8. Participation in the offer is completely voluntary. The completion of the exchange offer is subject to a number of conditions that are described in
     Section  7  of  this  offer to exchange. If any of these conditions are not satisfied, we will not be obligated to accept and exchange any properly tendered eligible options. Prior to the expiration date of the exchange offer, we reserve the right to amend the exchange offer for any or no reason. (See Section 7)

Q9. ARE THERE ANY ELIGIBILITY REQUIREMENTS THAT I MUST SATISFY AFTER THE EXPIRATION DATE TO RECEIVE THE NEW OPTIONS?

A9. To receive a grant of new options under the terms of the offer and the 2000 Plan, you must be employed by us or one of our subsidiaries in the United States through the new option grant date. (See Section 1)

     As discussed below, we will grant new options to you on the first business day that is at least 6 months and 1 day after the cancellation date. We expect that the new option grant date will be July 21, 2003. If, for any reason, you do not remain employed in the United States by us or one of our subsidiaries or a successor entity through the new option grant date, you will not receive any new options or other compensation in exchange for the eligible options that you tendered and that we accepted for exchange and subsequently cancelled. Your employment with us or one of our subsidiaries remains "at will" and can be terminated by you or us or one of our subsidiaries at any time, with or without cause or notice. (See Section 1)

Q10. WHEN  WILL  I  RECEIVE  MY  NEW  OPTIONS?

A10. We will send you a promise to grant stock option promptly after the expiration date of the exchange offer. The promise to grant stock option represents our commitment to grant you a new option on the new option grant date, provided that you remain employed in the United States by us or one of our subsidiaries through the new option grant date.

     We will grant the new options on the new option grant date. The new option grant date will be the first business day that is at least 6 months and 1 day after the date on which we cancel the options accepted for exchange. Our board of directors has selected this date as the actual grant date for the new options. We will not grant the new options before the new option grant date. (See Section 6)

Q11. WHEN  WILL  THE  OPTIONS  I  ELECT  TO  EXCHANGE  BE  CANCELLED?

A11. The  options  you elect to exchange will be cancelled immediately following the expiration date of this offer. We refer to this date as the cancellation date. If we do not extend the offer, the cancellation date will be January 20, 2003 and the new options will be granted on July 21, 2003. (See Section 6)

Q12. WHY  DO  I  HAVE  TO  WAIT  SIX  MONTHS  TO  RECEIVE  MY  NEW  OPTIONS?

A12. Published rules of the Financial Accounting Standards Board require options granted within 6 months of cancelled options to be treated as a variable expense to earnings. This means that we would be required to record the non-cash accounting impact of increases in our stock price as a compensation expense if we issued new options immediately. We would have to continue this variable accounting for these new options until they were exercised, forfeited or terminated. The higher the market value of our shares, the greater the compensation expense we would have to record. By deferring the grant of the new options for at least 6 months and 1 day, we believe that we will not have to treat the new options as variable awards. (See Section 12)

Q13. IS  THIS  A  REPRICING?

A13. No.  The Financial Accounting Standards Board has adopted rules that result in unfavorable accounting consequences for companies that reprice options. If we repriced your options, our potential for profitability in the future could be significantly reduced because we would be required to record a charge against earnings with respect to any future appreciation of the repriced options. (See Section 12)

Q14. IF  I ELECT TO EXCHANGE OPTIONS IN THE OFFER, WILL I BE ELIGIBLE TO RECEIVE
     OTHER  OPTION  GRANTS  BEFORE  I  RECEIVE  MY  NEW  OPTIONS?

A14. No.  If  you  accept  the offer, you cannot receive any other option grants before you receive your new options. We will defer granting you these other options to avoid incurring compensation expense against our earnings because of accounting rules that could apply to these interim option grants as a result of the offer. (See Section 6)

Q15. WHY  CAN'T  LANTRONIX  JUST  GRANT  ME  ADDITIONAL  OPTIONS?

A15. Because  of  the  large  number of underwater options outstanding, granting additional options covering the same aggregate number of shares of common stock, as the outstanding eligible options would have severe negative impact on our dilution, outstanding shares and earnings per share. Additionally, we have a limited number of options that we may grant without stockholder approval, and our current reserves must be conserved for ongoing grants and new hires. (See Section 3)

Q16. WILL I BE REQUIRED TO GIVE UP ALL OF MY RIGHTS UNDER THE CANCELLED OPTIONS?

A16. Yes.  Once  we  have  accepted  options  that you tender for exchange, your options will be cancelled and you will no longer have any rights under those options. We intend to cancel all options accepted for exchange on the cancellation date, which will occur immediately following the expiration of the offer. We expect the cancellation date to be January 20, 2003. (See
     Section  6)

Q17. WHAT  WILL  THE  EXERCISE  PRICE  OF  THE  NEW  OPTIONS  BE?

A17. The  exercise  price  per share of the new options will be 100% of the fair market value of our common stock on the new option grant date, which under the terms of our 2000 Plan is the closing price reported by the Nasdaq the last market trading day before the new option grant date. If the new option grant date is July 21, 2003, as we currently expect, the per share exercise price of your option will be the closing price for our common stock on July 18, 2003. (See Section 9) We cannot predict the exercise price of the new options. Because we will grant new options on the first business day that is at least 6 months and 1 day after the date on which we cancel the options accepted for exchange, the new options may have a higher exercise price than some or all of your current options. (See Section 9)

Q18. WHEN  WILL  THE  NEW  OPTIONS  VEST?

A18. The vesting of the new options will be as follows: 50% of the shares subject to the new option will vest on the six-month anniversary of the new option grant date, and the remaining 50% of the shares subject to the new option will vest ratably each month over the following twenty-four months, subject to your continued employment with us or one of our subsidiaries through each relevant vesting date.

     In addition, if the vesting of an option you are tending is conditioned upon the achievement of a performance-based target or milestone, your new option will include the same performance-based target or milestone. This vesting requirement will be in addition to the time-based vesting requirement in the new options.

     For example, if you were to tender an option that would only vest in the event the Company sold more than $5,000,000 of a specified product on or before June 30, 2003, your new option would only begin to vest in the event the performance milestone was achieved. In the event the milestone was not achieved, the option would never become exercisable. If the milestone was achieved, 50% of the shares subject to the new option would vest on the six-month anniversary of the new option date, and the remaining 50% of the shares subject to the new option would vest ratably each month over the following twenty-four months.

     Thus, a new option to purchase 1,000 shares of our common stock granted on the scheduled new option grant date of July 21, 2003 will vest as follows:

     - none of the shares subject to the new option will be vested on July 21, 2003,

     -    500  shares  subject  to the new option will vest on January 21, 2004,

     - 1/24th of the remaining 500 shares, or 20.8 shares would vest each month, beginning on February 21, 2004, and

     -    the  option would be fully vested on January 21, 2006.

     - If the option that was surrendered was subject to a performance-based vesting milestone, the new option would only vest if the performance milestone was achieved. (See Section 9)

Q19. WHAT  IF  ANOTHER  COMPANY  ACQUIRES  US  IN A MERGER OR STOCK ACQUISITION?

A19. Although we are not anticipating any such merger or acquisition, if we merge or consolidate with or are acquired by another entity between the expiration date and the new option grant date, then the resulting entity will be obligated to grant the new options under the same terms as provided in this offer. Nonetheless, the type of security and the number of shares covered by each new option would be adjusted based on the consideration per share given to holders of options to acquire our common stock that are outstanding at the time of the acquisition. Such new option will have an exercise price equal to the fair market value of the acquiror's stock on the new option grant date. As a result of this adjustment, you may receive options for more or fewer shares of the acquiror's common stock than the number of shares subject to the eligible options that you exchange or than the number you would have received pursuant to a new option if no acquisition had occurred.

     Regardless of any such merger, consolidation or acquisition, the new option grant date will be the first business day that is at least 6 months and 1 day after the cancellation date. Consequently, you may not be able to exercise your new options until after the effective date of the merger, consolidation or acquisition. If you submit your options in the exchange and the merger, consolidation or acquisition occurs after the expiration date but before the new option grant date, you will not be able to exercise your option to purchase our common stock before the effective date of the merger, consolidation or acquisition. (See Section 9)

     You should be aware that a merger, consolidation or acquisition could significantly affect our stock price, including potentially substantially increasing the price of our shares. Depending on the timing and structure of a transaction of this type, you might lose the benefit of any price appreciation in our common stock resulting from the transaction. The exercise price of new options granted to you after the announcement of a merger, consolidation or acquisition of Lantronix would reflect any appreciation in our stock price resulting from the announcement, and could therefore exceed the exercise price of your current options. This could result in option holders who do not participate in this offer receiving a greater financial benefit than option holders who do participate. In addition, your new options may be exercisable for stock of the acquiror, not Lantronix common stock, while option holders who decide not to participate in this offer could exercise their options before the effective date of the merger or acquisition and sell their Lantronix common stock before the effective date. (See Section 9)

     Finally, if another company acquires us, that company may, as part of the transaction or otherwise, decide to terminate some or all of our employees before the grant of the new options under this option exchange program. TERMINATION OF YOUR EMPLOYMENT FOR THIS OR ANY OTHER REASON BEFORE THE NEW OPTIONS ARE GRANTED MEANS THAT YOU WILL RECEIVE NEITHER NEW OPTIONS, NOR ANY OTHER COMPENSATION FOR YOUR CANCELLED OPTIONS. (See Section 9)

Q20. ARE  THERE  CIRCUMSTANCES  UNDER  WHICH I WOULD NOT BE GRANTED NEW OPTIONS?

A20. Yes.  If, for any reason, you are no longer an employee of us or one of our subsidiaries on the new option grant date, you will not receive any new options. Your employment with us or one of our subsidiaries will remain "at-will" regardless of your participation in the offer and can be terminated by you or us or one of our subsidiaries at any time, with or without cause or notice. (See Section 1)

     In addition, even if we accept your options, we will not grant new options to you if we are prohibited from doing so by applicable law. For example, we could become prohibited from granting new options as a result of changes in Securities and Exchange Commission rules, regulations or policies, or Nasdaq Stock Market listing requirements. Moreover, we are currently listed on the Nasdaq SmallCap Market. Unless we are listed on the Nasdaq National Market at the time we grant new options, we will continue to be required to comply with regulations in each state in which an optionee resides. We intend to attempt to comply with each state's regulations with respect to the new option grants. If, however, we were unable to comply with state law without undue burden, each employee residing in such state would not receive new options. (See Section 13)

Q21. IF  I  ELECT TO EXCHANGE AN ELIGIBLE OPTION, DO I HAVE TO ELECT TO EXCHANGE
     ALL  OF  THE  SHARES  COVERED  BY  THAT  OPTION?

A21. Yes. We are not accepting partial tenders of options. You may, however, elect to exchange the remaining portion of any option that you have partially exercised. Accordingly, you may elect to exchange one or more of your option grants, but you must elect to exchange all of the unexercised shares subject to each grant or none of the shares for that particular grant. For example and except as otherwise described below, if you hold (1) an option to purchase 1,000 shares at $4.00 per share, 700 of which you have already exercised, (2) an option to purchase 1,000 shares at an exercise price of $5.00 per share, and (3) an option to purchase 2,000 shares at an exercise price of $6.00 per share, you may elect to exchange:

     -    your  first  option  covering  300  remaining  unexercised  shares,
     -    your  second  option  covering  1,000  shares,
     -    your  third  option  covering  2,000  shares,
     -    two  of  your  three  options,
     -    all  three  of  your  options,  or
     -    none  of  your  options.

     These are your only choices in the above example. You may not elect, for example, to exchange your first option with respect to only 150 shares (or any other partial amount) under that grant or less than all of the shares under the second and third option grants. (See Section 2)

     IF YOU ELECT TO EXCHANGE ANY OF YOUR OPTIONS, THEN YOU MUST ELECT TO EXCHANGE ALL OF THE OPTIONS THAT WE GRANTED TO YOU SINCE JUNE 19, 2002. For example, if you received an option grant in January 2001 and a grant in October 2002 and you want to exchange your January 2001 option grant, you also would be required to exchange your October 2002 option grant. (See
     Section  2)

Q22. WHAT  HAPPENS  TO  OPTIONS  THAT  I  CHOOSE NOT TO EXCHANGE OR THAT ARE NOT
     ACCEPTED  FOR  EXCHANGE?

A22. Options that you choose not to exchange or that we do not accept for exchange remain outstanding until they expire by their terms and retain their current exercise price and current vesting schedule. (See Section 6)

     You should note that there is a risk that any incentive stock options you have may be affected, even if you do not participate in the exchange. We believe that eligible options that you choose not to tender for exchange will not be subject to current U.S. federal income tax if you do not elect to participate in the option exchange program. We also believe that the option exchange program will not change the U.S. federal income tax treatment of subsequent grants and exercises of your incentive stock options (and sales of shares acquired upon exercises of such options) if you do not participate in this offer to exchange options. However, the IRS may characterize this offer to exchange options as a "modification" of those incentive stock options, even if you decline to participate. In 1991, the IRS issued a private letter ruling in which another company's option exchange program was characterized as a "modification" of all of the incentive stock options that could be exchanged. This does not necessarily mean that our offer to exchange options will be viewed the same way. Private letter rulings given by the IRS contain the IRS's opinion regarding only the specific facts presented by a specific person or company. The person or company receiving the letter may rely on it, but no other person or company may rely on the letter ruling, nor may they assume the same opinion would apply to their situation, even if the facts at issue are similar. While such letters do not provide certainty, they may indicate how the IRS will view a similar situation. We therefore do not know if the IRS will assert the position that our offer constitutes a "modification" of incentive stock options eligible for tender. A successful assertion by the IRS of this position could extend the options' holding period to qualify for favorable tax treatment. Accordingly, to the extent you dispose of your incentive stock option shares prior to the lapse of the new extended holding period, your incentive stock option could be taxed similarly to a nonstatutory stock option. (See Section 14)

Q23. WILL  I  HAVE  TO  PAY  TAXES  IF  I  EXCHANGE  MY  OPTIONS  IN  THE OFFER?

A23. If  you  exchange  your  current options for new options, you should not be required under current law to recognize income for U.S. federal income tax purposes at the time of the exchange. On the new option grant date, you will not be required under current law to recognize income for U.S. federal income tax purposes. (See Section 14)

     FOR ALL EMPLOYEES, WE RECOMMEND THAT YOU CONSULT WITH YOUR OWN TAX ADVISOR TO DETERMINE THE PERSONAL TAX CONSEQUENCES TO YOU OF PARTICIPATING IN THE EXCHANGE OFFER. IF YOU ARE A RESIDENT OF, OR SUBJECT TO THE TAX LAWS IN THE UNITED STATES BUT ARE ALSO SUBJECT TO THE TAX LAWS IN ANOTHER COUNTRY, YOU SHOULD BE AWARE THAT THERE MAY BE OTHER TAX AND SOCIAL INSURANCE
     CONSEQUENCES  THAT  MAY  APPLY  TO  YOU.

Q24. WILL  MY  NEW  OPTIONS  BE  INCENTIVE  STOCK OPTIONS OR NON-STATUTORY STOCK
     OPTIONS?

A24. Your  new options will be non-statutory options. As you may know, there are two different types of stock options: incentive stock options and non-statutory stock options (sometimes referred to as "non-qualified" stock options or "NSOs"). Incentive stock options are permitted special tax treatment under applicable Federal statutes in the Internal Revenue Code. Non-statutory, or non-qualified, stock options are not covered by the tax statutes (and thus are called "non-statutory") and do not qualify for the special tax treatment (and thus are sometimes called "non-qualified"). (See
     Section  14)

Q25. WHEN  WILL  MY  NEW  OPTIONS  EXPIRE?

A25. Your  new  options  will expire 10 years from the date of grant, subject to earlier termination if your employment with us or one of our subsidiaries terminates. (See Section 9)

Q26. CAN  THE  OFFER BE EXTENDED, AND IF SO, HOW WILL I BE NOTIFIED IF THE OFFER
     IS  EXTENDED?

A26. The offer expires at 9:00 p.m., Pacific Time, on January 20, 2003, unless we extend it. We may, in our discretion, extend the offer at any time, but we do not currently expect to do so. If we extend the offer, we will issue a press release or other public announcement disclosing the extension no later than 6:00 a.m., Pacific Time, on the next business day following the previously scheduled expiration date of the offer. (See Section 2)

Q27. HOW  DO  I  ELECT  TO  TENDER  MY  OPTIONS?

A27. If  you elect to exchange your options, you must deliver, before 9:00 p.m.,
     Pacific Time, on January 20, 2003, or such later date and time as we may extend the expiration of the offer, a properly completed and executed election form to Vincent J. Roth via facsimile (fax # (949) 450-7229) or, upon prior arrangement, by hand. This is a one-time offer, and we will strictly enforce the election period. We reserve the right to reject any or all options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to the terms and conditions described in the stock option exchange program documents, we will accept all properly tendered options promptly after the expiration of the offer. (See Section 4)

Q28. DURING WHAT PERIOD OF TIME MAY I WITHDRAW OPTIONS THAT I PREVIOUSLY ELECTED
     TO  EXCHANGE?

A28. You may withdraw any options that you previously elected to exchange at any time before the offer expires at 9:00 p.m., Pacific Time, on January 20, 2003. If we extend the offer beyond that time, you may withdraw any options that you previously elected to exchange at any time before the extended expiration of the offer. To withdraw some or all of your options, you must deliver, before the expiration date, a signed withdrawal form, with the required information completed, to Vincent J. Roth via facsimile (fax #
     (949) 450-7229) or, upon prior arrangement, by hand. If you withdraw options, you may re-elect to exchange them only by delivering a new election form. The new election form must list all the options you want to exchange.

     Although we intend to accept all options validly elected to be exchanged promptly after the expiration of this offer, if we have not accepted your options by 9:00 p.m., Pacific Time, on February 17, 2003, you may withdraw your options. (See Section 5)

Q29. CAN  I  CHANGE  MY  ELECTION  REGARDING OPTIONS I HAVE ELECTED TO EXCHANGE?

A29. Yes,  you  may change your election to tender any particular options at any time before the offer expires at 9:00 p.m., Pacific Time, on January 20, 2003. If we extend the offer beyond that time, you may change your election to exchange options at any time until the extended offer expires. In order to change your election to include options that you had not previously tendered, you must deliver a new election form to Vincent J. Roth via fax (fax # (949) 450-7229) or, upon prior arrangement, by hand. Your new election form must include the required information regarding all of the options you want to exchange and must be signed and clearly dated after the date of your original election form. In order to withdraw from the exchange offer some or all of the options you previously tendered, you must deliver to us a signed and dated withdrawal form, with the required information, before the offer expires. For more information on withdrawing your options, please see Q&A 28 above. (See Section 5)

Q30. WHY DO I HAVE TO CANCEL OPTIONS GRANTED AFTER JUNE 19, 2002, IF I CHOOSE TO
     PARTICIPATE?

A30. Under  current  accounting  rules,  options  that  we  granted  during  the six-month period before this offer commenced and the six-month period after cancellation of the tendered options could be viewed as "replacement" options for the cancelled grants. As such, Financial Accounting Standards Board rules would require unfavorable accounting treatment for these replacement  option  grants.  (See  Section  12)

Q31. IS  LANTRONIX  OR  ITS  BOARD  OF DIRECTORS MAKING ANY RECOMMENDATION AS TO
     WHETHER  I  SHOULD  EXCHANGE  MY  ELIGIBLE  OPTIONS?

A31. No. We are not making any recommendation as to whether you should accept the offer to exchange your options. You must make your own decision as to whether or not to accept the offer. For questions regarding personal tax implications or other investment-related questions, you should talk to your own legal counsel, accountant and/or financial advisor. (See Section 3)

Q32. WHO  CAN  I  TALK  TO  IF  I  HAVE  QUESTIONS ABOUT THE OFFER, OR IF I NEED
     ADDITIONAL  COPIES  OF  THE  OFFER  DOCUMENTS?

A32. For  additional  information  or  assistance,  you  should  contact:

Linda Duffy, Director of Human Resources  or  Vincent J. Roth, Esq.
Telephone:  949-453-7123                      Telephone:  949-450-7219
Facsimile:  949-453-7165                      Facsimile:  949-450-7229
Email:  Linda.Duffy@lantronix.com             Email:  Vincent.Roth@lantronix.com

Both  are  located  at:
Lantronix,  Inc.
15353  Barranca  Parkway
Irvine,  California  92618
(See  Section  17)

                       RISKS OF PARTICIPATING IN THE OFFER

     Participation in the offer involves a number of risks, including those described below. This list and the risk factors under the heading entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our annual report on Form 10-K for the fiscal year ended June 30, 2002, and our Quarterly Report for the quarterly period ended September 30, 2002, each filed with the Securities and Exchange Commission, highlight the material risks of participating in this offer. You should carefully consider these risks and are encouraged to speak with an investment and tax advisor as necessary before deciding to participate in the offer. In addition, we strongly urge you to read the sections in this offer to exchange discussing the tax consequences in the United States, as well as the rest of this offer to exchange for a more in-depth discussion of the risks that may apply to you before deciding to participate in the exchange offer.

     In addition, this offer to exchange and our Securities and Exchange Commission reports referred to above include "forward-looking statements." When used in this offer to exchange, the words "anticipate," "believe," "estimate," "expect," "intend" and "plan" as they relate to us are intended to identify these forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our services or the markets in which we operate and similar matters are forward-looking statements. The documents we file with the SEC, including the reports referred to above, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements.

                                 ECONOMIC RISKS

     IF  THE  PRICE  OF  OUR COMMON STOCK INCREASES AFTER THE DATE ON WHICH YOUR
OPTIONS ARE CANCELLED, YOUR CANCELLED OPTIONS MIGHT HAVE BEEN WORTH MORE THAN THE NEW OPTIONS THAT YOU HAVE RECEIVED IN EXCHANGE.

     For example, if you cancel options with an exercise price of $4.00 per share, and the price of our common stock increases to $5.00 per share when the new options are granted, your new option will have a higher exercise price than the cancelled option.

     IF YOU PARTICIPATE IN THE OFFER, YOU WILL BE INELIGIBLE TO RECEIVE ANY ADDITIONAL OPTION GRANTS UNTIL JULY 21, 2003, AT THE EARLIEST.

     Employees generally are eligible to receive option grants at any time that we choose to make such grants. If, however, you participate in the offer, you will not be eligible to receive any additional option grants until July 21, 2003, at the earliest.

     IF WE ARE ACQUIRED BY OR MERGE WITH ANOTHER COMPANY, YOUR CANCELLED OPTIONS MIGHT HAVE BEEN WORTH MORE THAN THE NEW OPTIONS THAT YOU RECEIVE IN EXCHANGE FOR THEM.

     A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our common stock. Depending on the structure and terms of this type of transaction, option holders who elect to participate in the offer might be deprived of the benefit of the appreciation in the price of our common stock resulting from the merger or acquisition. This could result in a greater financial benefit for those option holders who did not participate in this offer and retained their original options.

     UNLESS OUR STOCK IS RE-LISTED ON THE NASDAQ NATIONAL MARKET, WE MAY BE RESTRICTED FROM GRANTING NEW OPTIONS TO CERTAIN EMPLOYEES.

     Our stock is currently listed on the Nasdaq SmallCap Market, and we are not currently eligible to be listed on the Nasdaq National Market. Corporations that are not listed on a national market system such as the New York Stock Exchange or the Nasdaq National Market, are required to comply with applicable state security regulations. These regulations are complex in some states. For example, we are required to obtain a permit from the Department of Corporations of the State of California before issuing options to our employees in California and we currently have an application pending with the Department of Corporations for such a permit.

     It is likely that we will not be re-listed on the Nasdaq National Market as of the new option grant date. Unless we are re-listed on the Nasdaq National Market as of the grant date for new options, we will be required to comply with the applicable state law requirements in each state in which a participating employee resides. Nonetheless, in the event we are unable to comply with applicable state law without undue burden, each participating employee will be unable to receive a new option grant. For example, if we are unable to obtain a permit from the California Department of Corporations we would be unable to grant new options to any employee living in the State of California.

     WE  MAY  BE  REQUIRED  TO  MATERIALLY AMEND OUR 2000 PLAN AS A CONDITION TO
RECEIVING A PERMIT FROM THE CALIFORNIA DEPARTMENT OF CORPORATIONS AND SUCH AMENDMENTS COULD REDUCE OR ELIMINATE IMPORTANT RIGHTS OF NEW OPTION RECIPIENTS.

     We are currently in the process of applying for a permit from the State of California's Department of Corporations. Until we obtain this permit, we are unable to grant options under our 2000 Plan, subject to very limited exceptions. As a condition to obtaining this permit, we may be required to amend our 2000 Plan. These amendments could substantially reduce the rights of the recipients of new option grants under this plan. In the event we were required to amend our 2000 Plan as a condition to receiving a California permit, the new options you received in this exchange offer would be subject to the amended 2000 Plan. For example, the 2000 Plan currently provides that in the event there is a sale of all or substantially all of our assets, or if we merge with another corporation, your options will be assumed or replaced with new options of the successor corporation. If the successor corporation does not assume or substitute your options, you options will automatically become fully vested and exercisable for a period of fifteen (15) days from the date we provide you with notice of the accelerated vesting and the option will terminate at the end of the fifteen (15) days. We could be required to amend our 2000 Plan to eliminate this vesting acceleration. This, or other changes to our 2000 Plan, could materially reduce the rights of our option holders, and, as a result reduce the value of the new options.

     IF YOUR EMPLOYMENT TERMINATES BEFORE WE GRANT THE NEW OPTIONS, INCLUDING AS THE RESULT OF A REDUCTION-IN-FORCE OR ANOTHER COMPANY'S ACQUISITION OF US, YOU WILL NEITHER RECEIVE A NEW OPTION NOR HAVE ANY OF YOUR CANCELLED OPTIONS RETURNED TO YOU.

     Once we cancel the options that you elect to exchange, all of your rights under the options terminate. Accordingly, if your employment with us or our subsidiaries terminates for any reason, including as the result of a reduction-in-force or another company acquiring Lantronix, before the grant of the new options, you will have the benefit of neither the cancelled option nor any new option.

     Our revenues depend on the health of the economy and the growth of our customers and potential customers. If the economic conditions in the United States remain stagnant or worsen or if a wider or global economic slowdown occurs, we may experience a material adverse impact on our business, operating results, and financial condition and may undertake various measures to reduce our expenses including, but not limited to, a reduction-in-force. Should your employment be terminated as part of any such reduction-in-force, you will have the benefit of neither the cancelled option nor any new option.

     If another company acquires us, that company may, as part of the transaction or otherwise, decide to terminate some or all of our employees before the new option grant date. If your employment terminates for this or any other reason before the new option grant date you will not receive a new option, nor will you receive any other compensation for your options that were cancelled.

     IF WE ARE PROHIBITED BY APPLICABLE LAW OR REGULATIONS FROM GRANTING NEW OPTIONS, YOU WILL RECEIVE NEITHER A NEW OPTION NOR THE RETURN OF YOUR CANCELLED OPTION.

     We will not grant new options to you if we are prohibited by applicable law, rules or regulations from doing so. Such a prohibition could result from applicable state law regulations, as discussed above, changes in Securities and Exchange Commission (the SEC) rules, regulations or policies, Nasdaq listing requirements and foreign laws. We will use reasonable efforts to effect the grant. Nonetheless, if the grant is prohibited as of the date of grant, we will not grant you any new options and you will not get any other compensation for the options you tendered.

                                TAX-RELATED RISKS

     YOUR  NEW  OPTION  WILL  BE  A  NON-QUALIFIED  STOCK  OPTION,  WHEREAS YOUR
CANCELLED  OPTION  MAY  HAVE  BEEN  AN  INCENTIVE  STOCK  OPTION.

     The new option that will replace your exchanged option will be a non-qualified stock option. In general, non-qualified stock options are less favorable to you from a tax perspective. For more detailed information, please read the rest of the offer to exchange, and see the tax disclosure set forth under the section entitled "Material U.S. federal income tax consequences."

     EVEN IF YOU ELECT NOT TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM, YOUR INCENTIVE STOCK OPTIONS MAY BE AFFECTED.

     We believe that you will not be subject to current U.S. federal income tax if you do not elect to participate in the option exchange program. We also believe that the option exchange program will not change the U.S. federal income tax treatment of subsequent grants and exercises of your incentive stock options (and sales of shares acquired upon exercises of such options) if you do not participate in this offer to exchange options. Nonetheless, the IRS might characterize this offer to exchange options as a "modification" of those incentive stock options, even if you decline to participate. In 1991, the IRS issued a private letter ruling in which another company's option exchange program was characterized as a "modification" of all of the incentive stock options that could be exchanged. This does not necessarily mean that our offer to exchange options will be viewed the same way. Private letter rulings given by the IRS contain the IRS's opinion regarding only the specific facts presented by a specific person or company. The person or company receiving the letter may rely on it, but no other person or company may rely on the letter ruling, nor may they assume the same opinion would apply to their situation, even if the facts at issue are similar. Although such letters do not provide certainty, they may indicate how the IRS will view a similar situation. We therefore do not know if the IRS will assert the position that our offer constitutes a "modification" of incentive stock options eligible for tender. A successful assertion by the IRS of this position could extend the options' holding period to qualify for favorable tax treatment. Accordingly, to the extent you dispose of your incentive stock option shares prior to the lapse of the new extended holding period, your incentive stock option could be taxed similarly to a non-qualified stock option.

                             BUSINESS-RELATED RISKS

     VARIATIONS IN QUARTERLY OPERATING RESULTS, DUE TO FACTORS INCLUDING CHANGES IN DEMAND FOR OUR PRODUCTS AND CHANGES IN OUR MIX OF NET REVENUES, COULD CAUSE HARM TO OUR BUSINESS.

     Our quarterly net revenues, expenses and operating results have varied in the past and might vary significantly from quarter to quarter in the future. We therefore believe that quarter-to-quarter comparisons of our operating results are not a good indication of our future performance, and you should not rely on them to predict our future performance or the future performance of our stock price. Our short-term expense levels are relatively fixed and are based on our expectations of future net revenues. If we were to experience a reduction in net revenues in a quarter, we would likely be unable to adjust our short-term expenditures. If this were to occur, our operating results for that quarter would be harmed. If our operating results in future quarters fall below the expectations of market analysts and investors, the price of our common stock would likely fall. Other factors that might cause our operating results to fluctuate on a quarterly basis include:

- changes in the mix of net revenues attributable to higher-margin and lower-margin products;
-    customers'  decisions  to  defer  or  accelerate  orders;
-    variations  in  the  size  or  timing  of  orders  for  our  products;
- short-term fluctuations in the cost or availability of our critical components, such as flash memory;
-    changes  in  demand  for  our  products  generally;
-    loss  or  gain  of  significant  customers;
- announcements or introductions of new products by our competitors; - defects and other product quality problems; and
-    changes  in  demand for devices that incorporate our connectivity products.

     OUR COMMON STOCK MAY BE DELISTED, WHICH COULD SIGNIFICANTLY HARM OUR BUSINESS.

     Our common stock is currently listed on The Nasdaq SmallCap Market under the symbol "LTRX." We currently are not in compliance with the $1.00 minimum bid price requirement for inclusion in The Nasdaq SmallCap Market, however, we have until January 15, 2003, to regain compliance. At that time we may then be eligible for an additional 180 calendar day grace period in which to regain compliance with the $1.00 minimum bid price requirement. If our common stock was delisted from The Nasdaq SmallCap Market, some or all of the following could be reduced, harming our investors:

-    the  liquidity  of  our  common  stock;
-    the  market  price  of  our  common  stock;
- the number of institutional investors that will consider investing in our common stock;

- the number of investors in general that will consider investing in our common stock;
-    the  number  of  market  makers  in  our  common  stock;
- the availability of information concerning the trading prices and volume of our common stock;
- the number of broker-dealers willing to execute trades in shares of our common stock; and
-    our  ability  to  obtain  financing for the continuation of our operations.

     IF OUR COMMON STOCK WERE TO BE DELISTED, THE LIQUIDITY OF OUR STOCK WOULD BE LIMITED.

     If our common stock were to be delisted from The Nasdaq SmallCap Market it could become subject to the SEC "Penny Stock" rules. "Penny stocks" generally are equity securities with a price of less than $5.00 per share that are not registered on certain national securities exchanges or quoted on the Nasdaq system. Broker-dealers dealing in our common stock would then be subject to the disclosure rules for transactions involving penny stocks, which require the broker-dealer to determine if purchasing our common stock is suitable for a particular investor. The broker-dealer must also obtain the written consent of purchasers to purchase our common stock. The broker-dealer must also disclose the best bid and offer prices available for our stock and the price at which the broker-dealer last purchased or sold our common stock. These additional burdens imposed upon broker-dealers may discourage them from effecting transactions in our common stock, which could make it difficult for investors to sell their shares and, hence, limit the liquidity of our common stock.

     WE ARE CURRENTLY ENGAGED IN MULTIPLE SECURITIES CLASS ACTION LAWSUITS, A LAWSUIT BY THE FORMER OWNERS OF OUR U.S. SOFTWARE AND SYNERGETIC SUBSIDIARIES AND A STATE DERIVATIVE SUIT, ANY OF WHICH, IF IT RESULTS IN AN UNFAVORABLE RESOLUTION, COULD ADVERSELY AFFECT OUR BUSINESS, RESULTS OF OPERATIONS OR FINANCIAL CONDITION.

     On May 15, 2002, Stephen Bachman filed a class action complaint entitled Bachman v. Lantronix, Inc., et al., No. 02-3899, in the U.S. District Court for the Central District of California against us and certain of our current and former officers and directors alleging violations of the Securities Exchange Act of 1934 and seeking unspecified damages. Subsequently, six similar actions were filed in the same court. Each of the complaints purports to be a class action lawsuit brought on behalf of persons who purchased or otherwise acquired our common stock during the period of April 25, 2001 through May 30, 2002, inclusive. The complaints allege that the defendants caused us to improperly recognize revenue and make false and misleading statements about our business. Plaintiffs further allege that we materially overstated our reported financial results, thereby inflating our stock price during our securities offering in July 2001, as well as facilitating the use of our stock as consideration in acquisitions. The complaints have subsequently been consolidated into a single action and the court has appointed a lead plaintiff. The Company is awaiting the consolidated amended complaint, which is to be filed by the lead plaintiff. We have not yet answered, discovery has not commenced, and no trial date has been established.

     On July 26, 2002, Samuel Ivy filed a shareholder derivative complaint entitled Ivy v. Bernhard Bruscha, et al., No. 02CC00209, in the Superior Court of the State of California, County of Orange, against certain of our current and former officers and directors. The complaint alleges causes of action for breach of fiduciary duty, abuse of control, gross mismanagement, unjust enrichment, and improper insider stock sales. The complaint seeks unspecified damages against the individual defendants on our behalf, equitable relief, and attorneys' fees. Discovery has not commenced and no trial date has been established.

     On August 23, 2002, Donald and Diane Dunstan, the co-founders of USSC, filed a complaint entitled Dunstan v. Lantronix, Inc., et al., in the Circuit Court of the State of Oregon, County of Multnomah. The complaint alleges Oregon state law claims for securities violations, fraud, and negligence. The complaint seeks not less than $3.6 million in damages, interest, attorneys' fees, costs, expenses, and an unspecified amount of punitive damages. Discovery has not commenced and no trial date has been established. In addition, Donald Dunstan has requested arbitration of certain contract claims including a claim of entitlement to $9.8 million for lost earnout opportunities.

     On October 17, 2002, Richard Goldstein and several other former shareholders of Synergetic filed a complaint entitled Goldstein, et al v. Lantronix, Inc., Bernhard Bruscha, Frederick G. Thiel, Steven V. Cotton and Ernst & Young LLP in the Superior Court of the State of California, County of Orange. The complaint alleges fraud, negligent misrepresentation, breach of warranties and covenants, breach of contract and negligence, all stemming from our acquisition of Synergetic. The complaint seeks an unspecified amount of damages, interest, attorneys' fees, costs, expenses, and an unspecified amount of punitive damages. We have not yet answered the complaint.

     All the above matters are in early stages and we cannot predict their outcomes with certainty. The litigation process is inherently uncertain and we may not prevail. Securities litigation can extend for protracted times, and involves substantial legal fees. Moreover, litigation with the former stockholders of companies we have acquired could significantly harm our business; in addition to the monetary cost of defending or resolving such litigation, because this litigation involves our former employees, the morale of our employees could be harmed, resulting in lower productivity and increased attrition.

     THERE IS A RISK THAT THE SECURITIES AND EXCHANGE COMMISSION COULD LEVY FINES AGAINST US, OR DECLARE US TO BE OUT OF COMPLIANCE WITH THE RULES REGARDING OFFERING SECURITIES TO THE PUBLIC.

     The SEC is investigating the events surrounding our recent restatement of our financial statements. The SEC could conclude that we violated the rules of the Securities Act of 1933 or the Securities and Exchange Act of 1934. In either event, the SEC might levy civil fines against us, or might conclude that we lack sufficient internal controls to warrant our being allowed to continue offering our shares to the public. This investigation involves substantial cost and could significantly divert the attention of management. In addition to sanctions imposed by the SEC, an adverse determination could significantly damage our reputation with customers and vendors, and harm our employees' morale.

     WE MIGHT BECOME INVOLVED IN LITIGATION OVER PROPRIETARY RIGHTS, WHICH COULD BE COSTLY AND TIME CONSUMING.

     Substantial litigation regarding intellectual property rights exists in our industry. There is a risk that third-parties, including current and potential competitors, current developers of our intellectual property, our manufacturing partners, or parties with which we have contemplated a business combination will claim that our products, or our customers' products, infringe on their intellectual property rights or that we have misappropriated their intellectual property. In addition, software, business processes and other property rights in our industry might be increasingly subject to third-party infringement claims as the number of competitors grows and the functionality of products in different industry segments overlaps. Other parties might currently have, or might eventually be issued, patents that infringe on the proprietary rights we use. Any of these third parties might make a claim of infringement against us. For example, in July 2001, Digi International, Inc., filed a complaint alleging that we directly and/or indirectly infringed upon a Digi's Patent. Digi's compliant alleged that we willfully and intentionally infringed upon Digi's patent, and its complaint sought injunctive relief as well as unspecified damages, treble damages, attorney's fees, interest and costs. Moreover, in conjunction with our acquisition of Stallion, we became a party to similar litigation in both the U.S. and Australia, in which Digi claimed that Stallion's easyserverII and ePipe products when coupled with software products called truport and extend, respectively, infringed a Digi patent. On November 4, 2002, we entered into a settlement agreement with Digi, to each of these lawsuits. Lantronix and Digi also agreed to cross-license certain patents. Neither party was required to provide consideration for the settlement, other than the cross-license of its own patent(s).

     Defending any claim of intellectual property infringement can be expensive, and there are no assurances that we would be able to ultimately prevail in any action. In the event we were unsuccessful in defending any such claim, we might be unable to market our products, or be required to enter into licensing agreements, which might not be available on favorable terms. Any future intellectual property claims could harm our business.

     IF WE MAKE UNPROFITABLE ACQUISITIONS OR ARE UNABLE TO SUCCESSFULLY INTEGRATE ANY FUTURE ACQUISITIONS, OUR BUSINESS COULD SUFFER.

     We have in the past and in the future we may acquire businesses, client lists, products or technologies that we believe complement or expand our existing business. In December 2000, we acquired United States Software Corporation, or USSC, a company that provides software solutions for use in embedded technology applications. In June 2001, we acquired Lightwave Communications, Inc., a company that provides console management solutions. In October 2001, we acquired Synergetic Micro Systems Inc., a provider of embedded network communication solutions. In January 2002, we acquired Premise Systems Technologies, Inc., a developer of client-side software applications. In August 2002, we acquired Stallion, an Australian based provider of solutions that enable Internet access, remote access and serial connectivity. Acquisitions of this type involve a number of risks, including:

- difficulties in assimilating the operations and employees of acquired companies;

-    diversion  of  our  management's  attention from ongoing business concerns;

- our potential inability to maximize our financial and strategic position through the successful incorporation of acquired technology and rights into our products and services;

-    additional  expense  associated  with  amortization  of  acquired  assets;

-    maintenance  of  uniform  standards, controls, procedures and policies; and

- impairment of existing relationships with employees, suppliers and customers as a result of the integration of new management employees.

     Any acquisition or investment could result in the incurrence of debt and the loss of key employees. Moreover, we often assume specified liabilities of the companies we acquire. Some of these liabilities, such as environmental and tort liabilities, are difficult or impossible to quantify. If we do not receive adequate indemnification for these liabilities our business may be harmed. In addition, acquisitions are likely to result in a dilutive issuance of equity securities. For example, we issued common stock and assumed options to acquire our common stock in connection with our acquisitions of USSC, Lightwave, Synergetic and Premise. We cannot assure you that any acquisitions or acquired businesses, client lists, products or technologies associated therewith will generate sufficient net revenues to offset the associated costs of the acquisitions or will not result in other adverse effects. Moreover, from time to time we may enter into negotiations for the acquisition of businesses, client lists, products or technologies, but be unable or unwilling to consummate the acquisition under consideration. This could cause significant diversion of managerial attention and out of pocket expenses to us. We could also be exposed to litigation as a result of an unconsummated acquisition, including claims that we failed to negotiate in good faith, misappropriated confidential information or other claims.

     In addition, from time to time we intend to invest in businesses that we believe present attractive investment opportunities, or provide other synergetic benefits. In September and October 2001, we paid an aggregate of $3.0 million to Xanboo for convertible promissory notes, which have converted, in accordance with their terms, into Xanboo preferred stock. In addition, the Company purchased an additional $4.0 million of preferred stock in Xanboo. As of September 30, 2002, we hold a 15.8% ownership interest in Xanboo. This investment is speculative in nature, and there is risk that we could lose part or all of our investment.

     STOCK-BASED  COMPENSATION  WILL  NEGATIVELY  AFFECT  OUR OPERATING RESULTS.

     We have recorded deferred compensation in connection with the grant of stock options to employees where the option exercise price is less than the estimated fair value of the underlying shares of common stock as determined for financial reporting purposes. We have not recorded deferred compensation during the three months ended September 30, 2002. Additionally, we recorded deferred compensation forfeitures of $1.7 million during the three months ended September 30, 2002. At September 30, 2002, a balance of $2.3 million remains and will be amortized as follows: $972,000 in the remainder of fiscal 2003, $1.0 million in fiscal 2004, $330,000 in fiscal 2005 and $17,000 in fiscal 2006.

     The amount of stock-based compensation in future periods will increase if we grant stock options where the exercise price is less than the quoted market price of the underlying shares. The amount of stock-based compensation amortization in future periods could decrease if options for which accrued, but unvested deferred compensation has been recorded are forfeited.

     OUR  MANAGEMENT  TEAM  IS  IN  TRANSITION,  WHICH  COULD HARM OUR BUSINESS.

     Our management team is undergoing a significant transition. We have recently replaced our Chairman of the Board, Chief Executive Officer and Chief Financial Officer/Chief Operating Officer. Currently, Marc Nussbaum is serving as our interim Chief Executive Officer, and James Kerrigan is serving as our interim Chief Financial Officer. We will need to hire a permanent Chief Executive Officer and Chief Financial Officer in the near future. Although the Company might hire Mssrs. Nussbaum and Kerrigan to serve in permanent capacities, it is also possible that new executives will be hired. The recent management changes have been disruptive to our business and additional changes would likely be disruptive as well. If we are unable to manage this process effectively, our relationship with our employees, customers and vendors could be significantly harmed.

     OUR  EXECUTIVE  OFFICERS  AND  TECHNICAL  PERSONNEL  ARE  CRITICAL  TO  OUR
BUSINESS,  AND  WITHOUT  THEM  WE  MIGHT  NOT  BE  ABLE  TO EXECUTE OUR BUSINESS
STRATEGY.

     Our financial performance depends substantially on the performance of our executive officers and key employees. We are dependent in particular on Marc Nussbaum, who serves as our Interim President and Chief Executive Officer, and James Kerrigan, who serves as our Interim Chief Financial Officer. We have no contract agreements with those executives who are serving on an interim basis. We are also dependent upon our technical personnel, due to the specialized technical nature of our business. If we lose the services of Mr. Nussbaum, Mr. Kerrigan or any of our key personnel and are not able to find replacements in a timely manner, our business could be disrupted, other key personnel might decide to leave, and we might incur increased operating expenses associated with finding and compensating replacements.

     WE PRIMARILY DEPEND ON THREE THIRD-PARTY MANUFACTURERS TO MANUFACTURE ALL OF OUR PRODUCTS, WHICH REDUCES OUR CONTROL OVER THE MANUFACTURING PROCESS. IF

THESE MANUFACTURERS ARE UNABLE OR UNWILLING TO MANUFACTURE OUR PRODUCTS AT THE QUALITY AND QUANTITY WE REQUEST, OUR BUSINESS COULD BE HARMED AND OUR STOCK PRICE COULD DECLINE.

     We primarily outsource all of our manufacturing to three third-party manufacturers, APW, Inc., Irvine Electronics and Uniprecision. Our reliance on these third-party manufacturers exposes us to a number of significant risks, including:

- reduced control over delivery schedules, quality assurance, manufacturing yields and production costs;

-    lack  of  guaranteed  production  capacity  or  product  supply;  and

- reliance on third-party manufacturers to maintain competitive manufacturing technologies.

     Our agreements with these manufacturers provide for services on a purchase-order basis. If our manufacturers were to become unable or unwilling to continue to manufacture our products in required volumes, at acceptable quality, quantity, yields and costs, or in a timely manner, our business would be seriously harmed. We may also experience unforeseen problems as we attempt to transition a significant portion of our manufacturing requirements to Uniprecision. We do not have a significant operating history with this entity and if this entity is unable to provide us with satisfactory service, or we are unable to successfully complete the transition, our operations could be interrupted. As a result, we would have to attempt to identify and qualify substitute manufacturers, which could be time consuming and difficult, and might result in unforeseen manufacturing and operations problems. In addition, a natural disaster could disrupt our manufacturers' facilities and could inhibit our manufacturers' ability to provide us with manufacturing capacity on a timely basis, or at all. If this were to occur, we likely would be unable to fill customers' existing orders or accept new orders for our products. The resulting decline in net revenues would harm our business. In addition, we are responsible for forecasting the demand for our individual products by regional location. These forecasts are used by our contract manufacturers to procure raw materials and manufacture our finished goods. If we forecast demand too high, we may invest too much cash in inventory and we may be forced to take a write-down of our inventory balance, which would reduce our earnings. If our forecast is too low for one or more products, we may be required to pay expedite charges which would increase our cost of revenues or we may be unable to fulfill customer orders thus reducing net revenues and therefore earnings.

     WE HAVE EXCESS INVENTORIES AND THERE IS A RISK WE MAY BE UNABLE TO DISPOSE OF THEM.

     Our products and therefore our inventories are subject to technological risk-at any time either new products may enter the market or prices of competitive products may be introduced with more attractive features or at lower prices than ours. There is a risk that we may be unable to sell our inventory in a timely manner to avoid their becoming obsolete. As of September 30, 2002, our inventories were valued at $17.7 million and we had reserved $6.5 million against these inventories. As of June 30, 2002, our inventories, including raw materials, finished goods and inventory at distributors were valued at $16.5 million and we had reserved $5.8 million against these inventories. In the event we are required to substantially discount our inventory or are unable to sell our inventory in a timely manner, our operating results could be substantially harmed.

     WE HAVE ESTABLISHED CONTRACTS AND OBLIGATIONS THAT WERE IMPLEMENTED WHEN WE ANTICIPATED HIGHER REVENUES AND ACTIVITIES.

     We have several agreements that obligate us to facilities or services that are in excess of our current requirements. It may be necessary that we sublease or otherwise negotiate settlement of our obligations rather than perform on them as we originally expected. If we are unable to negotiate a favorable resolution to these contracts, we may be required to pay the entire cost of our obligations under the agreement, which could harm our business.

     WE HAVE ELECTED TO USE A CONTRACT MANUFACTURER IN CHINA. WHILE AFFORDING COST SAVINGS, OTHER RISKS COULD NEGATIVELY IMPACT US OR OFFSET THE ANTICIPATED SAVINGS.

     We have recently elected to use a contract manufacturer based in China, which involves numerous risks, including:

- Delivery times are extended due to the distances involved, requiring more lead-time in ordering and increasing the risk of excess inventories.

- We could incur ocean freight delays because of labor problems, weather delays or expediting and customs problems.

- China does not afford the same level of protection to intellectual property as domestic or many other foreign countries. If our products were reverse-engineered or our intellectual property were otherwise pirated-reproduced and duplicated without our knowledge or approval, our revenues would be reduced.

- China and U.S foreign relations have, historically, been subject to change. Political considerations and actions could interrupt our expected supply of products from China.

     On September 12, 2002, we announced our intent to source our Lightwave products from contract manufacturers, and close our operations in Milford, Connecticut. If we are unsuccessful in making this transition, our supply of these products and hence our revenues, could be reduced.

     INABILITY OR DELAYS IN DELIVERIES FROM OUR COMPONENT SUPPLIERS COULD DAMAGE OUR REPUTATION AND COULD CAUSE OUR NET REVENUES TO DECLINE AND HARM OUR RESULTS OF OPERATIONS.

     Our contract manufacturers and we are responsible for procuring raw materials for our products. Our products incorporate components or technologies that are only available from single or limited sources of supply. In particular, some of our integrated circuits are available from a single source. From time to time in the past, integrated circuits we use in our products have been phased out of production. When this happens, we attempt to purchase sufficient inventory to meet our needs until a substitute component can be incorporated into our products. Nonetheless, we might be unable to purchase sufficient components to meet our demands, or we might incorrectly forecast our demands, and purchase too many or too few components. In addition, our products use components that have in the past been subject to market shortages and substantial price fluctuations. From time to time, we have been unable to meet our orders because we were unable to purchase necessary components for our products. We rely on a number of different component suppliers. Because we do not have long-term supply arrangements with any vendor to obtain necessary components or technology for our products, if we are unable to purchase components from these suppliers, product shipments could be prevented or delayed, which could result in a loss of sales. If we are unable to meet existing orders or to enter into new orders because of a shortage in components, we will likely lose net revenues and risk losing customers and harming our reputation in the marketplace.

     THERE IS A RISK THAT OUR OEM CUSTOMERS WILL DEVELOP THEIR OWN INTERNAL EXPERTISE IN NETWORK-ENABLING PRODUCTS, WHICH COULD RESULT IN REDUCED SALES OF OUR PRODUCTS.

     For most of our existence, we primarily sold our products to VARs, system integrators and OEMs. Although we intend to continue to use all of these sales channels, we have begun to focus more heavily on selling our products to OEMs. Selling products to OEMs involves unique risks, including the risk that OEMs will develop internal expertise in network-enabling products or will otherwise provide network functionality to their products without using our device server technology.

     OUR ENTRY INTO, AND INVESTMENT IN, THE HOME NETWORK MARKET HAS RISKS INHERENT IN RELYING ON ANY EMERGING MARKET FOR FUTURE GROWTH.

     The success of our Premise SYS software and our investment in Xanboo are dependent on the development of a market for home networking. It is possible this home network market may develop slowly, or not at all, or that others could enter this market with superior product offerings that would impair our own success. We could lose some or all of our investment, or be unsuccessful in achieving significant revenues and therefore profitability, in these initiatives. If this were to occur, our operating result would be harmed.

     IF OUR RESEARCH AND DEVELOPMENT EFFORTS ARE NOT SUCCESSFUL OUR REVENUES COULD DECLINE AND BUSINESS COULD BE HARMED.

     For the three months ended September 30, 2002, we incurred $2.4 million in research and development expenses, which comprised 19.2% of our net revenues. If we are unable to develop new products as a result of this effort, or if the products we develop are not successful, our business could be harmed. Even if we do develop new products that are accepted by our target markets, we do not know whether the net revenue from these products will be sufficient to justify our investment in research and development.

     IF A MAJOR CUSTOMER CANCELS, REDUCES, OR DELAYS PURCHASES, OUR NET REVENUES MIGHT DECLINE AND OUR BUSINESS COULD BE ADVERSELY AFFECTED.

     Our top five customers accounted for 32.75% of our net revenues for the three months ended September 30, 2002. One customer accounted for approximately 10.5% and 12.6% of our net revenues for the three months ended September 30, 2002 and 2001, respectively. Accounts receivable attributable to this domestic customer accounted for approximately 5.8% and 13.4% of total accounts receivable at September 30, 2002 and June 30, 2002, respectively. The number and timing of sales to our distributors have been difficult for us to predict. The loss or deferral of one or more significant sales in a quarter could harm our operating results. We have in the past, and might in the future, lose one or more major customers. If we fail to continue to sell to our major customers in the quantities we anticipate, or if any of these customers terminate our relationship, our reputation, the perception of our products and technology in the marketplace and the growth of our business could be harmed. The demand for our products from our OEM, VAR and systems integrator customers depends primarily on their ability to successfully sell their products that incorporate our device server technology. Our sales are usually completed on a purchase order basis and we have no long-term purchase commitments from our customers.

     Our future success also depends on our ability to attract new customers, which often involves an extended process. The sale of our products often involves a significant technical evaluation, and we often face delays because of our customers' internal procedures used to evaluate and deploy new technologies. For these and other reasons, the sales cycle associated with our products is typically lengthy, often lasting six to nine months and sometimes longer. Therefore, if we were to lose a major customer, we might not be able to replace the customer on a timely basis or at all. This would cause our net revenues to decrease.

     THE AVERAGE SELLING PRICES OF OUR PRODUCTS MIGHT DECREASE, WHICH COULD REDUCE OUR GROSS MARGINS.

     In the past, we have experienced some reduction in the average selling prices and gross margins of products and we expect that this will continue for our products as they mature. In the future, we expect competition to increase, and we anticipate this could result in additional pressure on our pricing. In addition, our average selling prices for our products might decline as a result of other reasons, including promotional programs and customers who negotiate price reductions in exchange for longer-term purchase commitments. In addition, we might not be able to increase the price of our products in the event that the prices of components or our overhead costs increase. If this were to occur, our gross margins would decline. In addition, we may not be able to reduce the cost to manufacture our products to keep up with the decline in prices.

     NEW PRODUCT INTRODUCTIONS AND PRICING STRATEGIES BY OUR COMPETITORS COULD ADVERSELY AFFECT OUR ABILITY TO SELL OUR PRODUCTS AND COULD REDUCE OUR MARKET
SHARE  OR  RESULT  IN  PRESSURE  TO  REDUCE  THE  PRICE  OF  OUR  PRODUCTS.

     The market for our products is intensely competitive, subject to rapid change and is significantly affected by new product introductions and pricing strategies of our competitors. We face competition primarily from companies that network-enable devices, companies in the automation industry and companies with significant networking expertise and research and development resources. Our competitors might offer new products with features or functionality that are equal to or better than our products. In addition, since we work with open standards, our customers could develop products based on our technology that compete with our offerings. We might not have sufficient engineering staff or other required resources to modify our products to match our competitors. Similarly, competitive pressure could force us to reduce the price of our products. In each case, we could lose new and existing customers to our competition. If this were to occur, our net revenues could decline and our business could be harmed.

     UNDETECTED PRODUCT ERRORS OR DEFECTS COULD RESULT IN LOSS OF NET REVENUES, DELAYED MARKET ACCEPTANCE AND CLAIMS AGAINST US.

     We currently offer warranties ranging from ninety days to five years on each of our products. Our products could contain undetected errors or defects. If there is a product failure, we might have to replace all affected products without being able to book revenue for replacement units, or we may have to refund the purchase price for the units. Because of our recent introduction of our line of device servers, we do not have a long history with which to assess the risks of unexpected product failures or defects for this product line.
Regardless of the amount of testing we undertake, some errors might be discovered only after a product has been installed and used by customers. Any errors discovered after commercial release could result in loss of net revenues and claims against us. Significant product warranty claims against us could harm our business, reputation and financial results and cause the price of our stock to decline.

     OUR  INTELLECTUAL  PROPERTY  PROTECTION  MIGHT  BE  LIMITED.

     We have not historically relied on patents to protect our proprietary rights, although we have recently begun to build a patent portfolio. We rely primarily on a combination of laws, such as copyright, trademark and trade secret laws, and contractual restrictions, such as confidentiality agreements and licenses, to establish and protect our proprietary rights. Despite any precautions that we have taken:

- laws and contractual restrictions might not be sufficient to prevent misappropriation of our technology or deter others from developing similar technologies;

- other companies might claim common law trademark rights based upon use that precedes the registration of our marks;

- policing unauthorized use of our products and trademarks is difficult, expensive and time-consuming, and we might be unable to determine the extent of this unauthorized use;

- current federal laws that prohibit software copying provide only limited protection from software pirates; and

- the companies we acquire may not have taken similar precautions to protect their proprietary rights.

     Also, the laws of other countries in which we market and manufacture our products might offer little or no effective protection of our proprietary technology. Reverse engineering, unauthorized copying or other misappropriation of our proprietary technology could enable third parties to benefit from our technology without paying us for it, which could significantly harm our business.

     BECAUSE WE ARE DEPENDENT ON INTERNATIONAL SALES FOR A SUBSTANTIAL AMOUNT OF OUR NET REVENUES, WE FACE THE RISKS OF INTERNATIONAL BUSINESS AND ASSOCIATED
CURRENCY  FLUCTUATIONS,  WHICH  MIGHT  ADVERSELY  AFFECT  OUR OPERATING RESULTS.

     Net revenues from international sales represented 22.6% and 12.5% of net revenues for the three months ended September 30, 2002 and 2001, respectively. Net revenues from Europe represented 18.7% and 9.8% of our net revenues for the three months ended September 30, 2002 and 2001, respectively.
We expect that international revenues will continue to represent a significant portion of our net revenues in the foreseeable future. Doing business internationally involves greater expense and many additional risks. For example, because the products we sell abroad and the products and services we buy abroad are priced in foreign currencies, we are affected by fluctuating exchange rates. In the past, we have from time to time lost money because of these fluctuations. We might not successfully protect ourselves against currency rate fluctuations, and our financial performance could be harmed as a result. In addition, we face other risks of doing business internationally, including:

- unexpected changes in regulatory requirements, taxes, trade laws and tariffs;

-    reduced  protection  for  intellectual  property  rights in some countries;

-    differing  labor  regulations;

-    compliance  with  a  wide  variety  of  complex  regulatory  requirements;

-    changes  in  a  country's  or  region's  political  or economic conditions;

-    greater  difficulty  in  staffing  and  managing  foreign  operations;  and

-    increased  financial  accounting  and  reporting  burdens and complexities.

     Our international operations require significant attention from our management and substantial financial resources. We do not know whether our investments in other countries will produce desired levels of net revenues or profitability.

     THE  MARKET  FOR  OUR  PRODUCTS IS NEW AND RAPIDLY EVOLVING.  IF WE ARE NOT
ABLE TO DEVELOP OR ENHANCE OUR PRODUCTS TO RESPOND TO CHANGING MARKET CONDITIONS, OUR NET REVENUES WILL SUFFER.

     Our future success depends in large part on our ability to continue to enhance existing products, lower product cost and develop new products that maintain technological competitiveness. The demand for network-enabled products is relatively new and can change as a result of innovations or changes. For example, industry segments might adopt new or different standards, giving rise to new customer requirements. Any failure by us to develop and introduce new products or enhancements directed at new industry standards could harm our business, financial condition and results of operations. These customer requirements might or might not be compatible with our current or future product offerings. We might not be successful in modifying our products and services to address these requirements and standards. For example, our competitors might develop competing technologies based on Internet Protocols, Ethernet Protocols or other protocols that might have advantages over our products. If this were to happen, our net revenue might not grow at the rate we anticipate, or could decline.

                               THE OFFERTHE OFFER
1.   Eligibility.
     -----------

     You are an "eligible employee" if you are an employee of Lantronix or one of our subsidiaries based in the United States that was hired on or before December 19, 2002, and you remain employed through the date on which the options elected to be exchanged are cancelled. Note, only persons who receive pay as regular employees of Lantronix or one of our subsidiaries in the United States are eligible to participate in the offer. In addition, members of our board of directors and our executive officers (see Schedule A) are not eligible to participate in the offer.

     In order to receive a new option, you must remain employed by us or one of our subsidiaries through the new option grant date, which is the date on which the new options are granted, and will be the first business day that is at least 6 months and 1 day after the cancellation date. If we do not extend the offer, the new option grant date will be July 21, 2003. If, for any reason, you do not remain an employee of Lantronix, one of our subsidiaries or a successor entity through the new option grant date, you will not receive any new options or other compensation in exchange for your options that have been accepted for exchange. This means that if you quit, with or without a good reason, or die or we terminate your employment, with or without cause, before the new option grant date, you will not receive anything for the options that you elected to exchange and that we cancelled. Your employment with us or one of our subsidiaries will remain "at-will" and can be terminated by you or us or one of our subsidiaries at any time, with or without cause or notice.

2.   Number  of  options;  expiration  date.
     --------------------------------------

     Subject to the terms and conditions of the offer, we will accept outstanding, unexercised options with exercise prices greater than $3.01 per share that are held by eligible employees and that are properly elected to be exchanged, and are not validly withdrawn, before the expiration date and exchange them for new options.

     Each option grant that you elect to exchange must be for the entire portion that is outstanding and unexercised. We are not accepting partial tenders of options. You may, however, elect to exchange the remaining portion of an option that you have partially exercised. As a result, you may elect to exchange one or more of your option grants, but you must elect to exchange all of the unexercised shares subject to each grant or none of the shares for that particular grant.

     For example and except as otherwise described below, if you hold (1) an option to purchase 1,000 shares at $4.00 per share, 700 of which you have already exercised, (2) an option to purchase 1,000 shares at an exercise price of $5.00 per share, and (3) an option to purchase 2,000 shares at an exercise price of $6.00 per share, you may elect to exchange:

-    your  first  option  covering  300  remaining  unexercised  shares,

-    your  second  option  covering  1,000  shares,

-    your  third  option  covering  2,000  shares,

-    two  of  your  three  options,

-    all  three  of  your  options,  or

-    none  of  your  options.

These are your only choices in the above example. You may not, for example, elect to exchange your first option with respect to only 150 shares, or any other partial amount, under that grant or less than all of the shares under the second and third option grants.

     IF YOU ELECT TO EXCHANGE ANY OF YOUR OPTIONS, THEN YOU MUST ELECT TO EXCHANGE ALL OF YOUR OPTIONS THAT WERE GRANTED TO YOU SINCE JUNE 19, 2002. For example, if you received an option grant in January 2001 and a grant in October 2002 and you want to exchange your January 2001 option grant, you also would be required to exchange your October 2002 option grant. This includes all options granted to you between the commencement of this offer on December 19, 2002 and the expiration date.

     Subject to the terms of this offer, upon our acceptance of your properly tendered options, your options will be cancelled, and you will be entitled to receive a new option to purchase 75% of the shares of our common stock that were issuable upon exercise of the option submitted by you for exchange. Fractional shares will be rounded up to the nearest whole share. The number of shares to be covered by your new option is subject to adjustment for any stock splits, reverse stock splits, subdivisions, combinations, stock dividends and similar events that occur after the cancellation date but before the new option grant date. All new options will be granted under and subject to the terms of the 2000 Plan and to a new option agreement between you and us. You must sign a new option agreement before receiving a new option.

The expiration date for the offer will be 9:00 p.m., Pacific Time, on January 20, 2003, unless we extend the offer. We may, in our discretion, extend the period of time during which the offer will remain open, in which event the expiration date shall refer to the latest time and date at which the extended offer expires. See Section 15 of this offer to exchange for a description of our rights to extend, terminate and amend the offer.

3.   Purpose  of  the  offer.
     -----------------------

     We issued the outstanding options under the 2000 Plan, the 1994 Plan and the 1993 Plan to:

- provide our eligible employees with additional performance incentives and to promote the success of our business, and

-    encourage  our  eligible  employees  to  continue their employment with us.

     The offer provides an opportunity for us to offer our eligible employees an incentive to stay with us and continue to work to promote the success of our business. Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our shares, which options commonly are referred to as being "underwater." By making this offer to exchange outstanding options for new options that will have an exercise price equal to the market value of the shares on the new option grant date, we intend to provide our eligible employees with the benefit of owning options that over time may have a greater potential to increase in value. We believe this will create better performance incentives for employees and thereby maximize stockholder value. Nonetheless, because we will not grant new options until the first business day that is at least 6 months and 1 day after the date on which we cancel the options accepted for exchange, the new options may have a higher exercise price than some or all of our current outstanding options.

     In addition, because only 75% of the shares covered by a surrendered option will be covered by a new option, we will decrease the total number of options outstanding, which we believe will benefit shareholders by decreasing potential shareholder dilution.

     We chose to make this offer instead of simply granting more options for a number of reasons. Because of the large number of outstanding underwater options, granting additional options covering the same number of shares of common stock as the outstanding eligible options would have severe negative impact on our dilution, outstanding shares and earnings per share. Additionally, we have a limited number of options that we may grant without stockholder approval, and therefore our current reserves must be conserved for ongoing grants and new hires.

     Subject to the above, and except as otherwise disclosed in this offer to exchange or in our filings with the Securities and Exchange Commission, we presently have no plans or proposals that relate to or would result in:

- any extraordinary transaction, such as a merger, reorganization or liquidation involving us or any of our subsidiaries and a third-party,

- any purchase, sale or transfer to a third-party of a material amount of our assets or any of our subsidiaries,

- any material change in our present dividend rate or policy, or our indebtedness or capitalization,

- any change in our present board of directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any executive officer's material terms of employment; provided, however, that our current Chief Executive Officer and Chief Financial Officer are each serving on an interim basis, and we continue to evaluate the appointment of permanent officers to those positions (who may or may not be the current office holders),

- any material change in our corporate structure or business other than the continuing integration of our domestic subsidiaries into Lantronix, Inc. (which will likely include the merger of one or more of our domestic subsidiaries into Lantronix, Inc.),

- our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"),

- the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act,

- the acquisition by any person of an amount of our securities or the disposition of an amount of any of our securities, or

- any change in our charter or bylaws, or any actions that might impede the acquisition of control of us by any person.

     We currently have no plans or prospects that would result in our common stock being delisted from a national securities exchange or not being authorized for quotation in an automated quotation system operated by a national securities association. Nonetheless, we are currently not in compliance with the requirements for continued listing on the Nasdaq SmallCap Market. If we continue to be non-compliant with the rules for continued listing, our stock might not be traded on a national exchange or an automated quotation system operated by a national securities association. If this were to occur, not only would the liquidity of our stock be impacted, in addition we might be limited by applicable state and federal securities laws from granting options to certain of our employees (see Risk Factors-"Unless our stock is re-listed on the Nasdaq National Market system, we may be restricted from granting new options to certain employees and Our common stock may be delisted, which could significantly harm our business").

     Neither we nor our board of directors makes any recommendation as to whether you should accept this offer and elect to exchange your options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this offer to exchange and to consult your own investment and tax advisors. You must make your own decision whether or not to elect to exchange your options.

4.   Procedures  for  electing  to  exchange  options.
     ------------------------------------------------

     Proper  Election  to  Exchange  Options.
     --------------------------------------

     You will receive an election form that lists your option grants. To validly elect to exchange your options through the offer, you must, in accordance with the instructions of the election form, properly complete, execute and deliver the election form to us via facsimile (fax # (949) 450-7229) or, upon prior arrangement, by hand to Vincent J. Roth, along with any other required documents. Mr. Roth must receive the properly completed election forms before the expiration date. The expiration date will be 9:00 p.m., Pacific
Time,  on  January  20,  2003,  unless  we  decide  to  extend  the  offer.

     If you elect to exchange any options through this offer, you must also elect to exchange all options that we granted to you since June 19, 2002. Even if you submit an election form but fail to list the options that are required to be elected to be exchanged, they automatically will be tendered for exchange under this offer.

     If you submit an election form, and then decide that you would like to elect to exchange additional options, you must submit a new election form to Mr. Roth before the expiration date. This new election form must be signed and dated after your original election form and must be properly completed. This new election form must also list all of the options that you wish to tender for exchange.

     THE DELIVERY OF ALL DOCUMENTS, INCLUDING ELECTION FORMS, IS AT YOUR RISK. IT IS YOUR RESPONSIBILITY TO ENSURE THAT YOUR ELECTION FORM HAS BEEN RECEIVED BY US. YOU SHOULD BE SURE TO KEEP ANY CONFIRMATIONS OR RECEIPTS THAT YOU OBTAIN WHEN YOU SEND IN YOUR ELECTION FORM, SUCH AS A FAX CONFIRMATION SHEET.

     Our receipt of your election form is not by itself an acceptance of the options for exchange. For purposes of the offer, we will be deemed to have accepted options for exchange that are validly elected to be exchanged and are not properly withdrawn as of the time when we give oral or written notice to the option holders generally of our acceptance of options for exchange. We may issue this notice by press release or e-mail. Options accepted for exchange will be cancelled on the cancellation date, which we presently expect to be January 20, 2003.

     Determination  of  Validity;  Rejection  of  Options; Waiver of Defects; No
     ---------------------------------------------------------------------------
     Obligation  to  Give  Notice  of  Defects.
     ------------------------------------------

     We will determine, in our discretion, all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any election form or any options elected to be exchanged that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept all properly tendered options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender of any particular options or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all option holders and tendered options. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer, and we will strictly enforce the election period, subject only to an extension that we may grant in our sole discretion.

     Our  Acceptance  Constitutes  an  Agreement.
     --------------------------------------------

     Your election to exchange options through the procedures described above constitutes your acceptance of the terms and conditions of the offer. OUR ACCEPTANCE OF YOUR OPTIONS ELECTED TO BE EXCHANGED BY YOU THROUGH THE OFFER WILL CONSTITUTE A BINDING AGREEMENT BETWEEN US AND YOU UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THE OFFER.

     To administer this offer, we must collect, use and transfer certain information regarding you and your option grants, and may have to pass that information on to third parties who are assisting with the offer. By submitting an election form or a withdrawal form, you agree to such collection, use and transfer of your personal data by us, our subsidiaries and the third parties assisting us with the offer, but only for the purpose of administering your participation in this offer. By submitting an election form or a withdrawal form, you also acknowledge and agree that:

- the parties receiving this data may be located outside of your country, and the recipient's country may have different data privacy laws and protections than yours,

- the data will be held only as long as necessary to administer and implement the program,

-    you can request from us a list of the parties that could receive your data,

- you can request additional information about how the data is stored and processed, and

-    you  can  request  that  the  data  be  amended if it is incorrect.

You can withdraw your consent to the collection, use and transfer of your data by contacting us. You should note, however, that if you withdraw your consent, it may affect your ability to participate in this option exchange program. Please contact us, or your local human resources representative, if you have any questions.

5.   Withdrawal  rights  and  change  of  election.
     ---------------------------------------------

     You may withdraw any options that you previously elected to exchange only in accordance with the provisions of this section. You will receive a withdrawal form that lists your option grants, which you may use for this purpose. You may withdraw your options that you previously elected to exchange at any time before 9:00 p.m., Pacific Time, on January 20, 2003. If we extend the offer beyond that time, you may withdraw your options at any time until the extended expiration of the offer.

     In addition, although we intend to accept all validly tendered options promptly after the expiration of this offer, if we have not accepted your options by 9:00 p.m., Pacific Time, on February 17, 2003, you may withdraw your options at any time thereafter.

     To validly withdraw some or all of the options that you previously elected to exchange, you must deliver to Vincent J. Roth, via facsimile (fax # (949) 450-7229) or, upon prior arrangement, by hand, in accordance with the procedures listed in Section 4 above, a signed and dated withdrawal form with the required information, while you still have the right to withdraw the options.

     You may not rescind any withdrawal, and any options that you withdraw will be deemed not properly tendered for purposes of the offer, unless you properly re-elect to exchange those options before the expiration date. To re-elect to exchange some or all of your withdrawn options, you must submit a new election form to Mr. Roth before the expiration date by following the procedures described in Section 4 of this offer to exchange. This new election form must be signed and dated after your original election form and after your withdrawal form. It must be properly completed and it must list all of the options you wish to tender for exchange.

     If you do not wish to withdraw any options from the offer, but would like to elect to tender additional options for exchange, you must submit a new election form to Mr. Roth before the expiration date by following the procedures described in Section 4 of this offer to exchange. This new election form must be signed and dated after your original election form. It must be properly completed and it must list all of the options you wish to tender for exchange. Neither we nor any other person is obligated to give you notice of any defects or irregularities in any withdrawal form or any new election form, nor will anyone incur any liability for failure to give any notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of withdrawal forms and new election forms. Our determination of these matters will be final and binding.

     THE DELIVERY OF ALL DOCUMENTS, INCLUDING ANY WITHDRAWAL FORMS, ANY NEW ELECTION FORMS AND ANY OTHER REQUIRED DOCUMENTS, IS AT YOUR RISK. IT IS YOUR RESPONSIBILITY TO ENSURE THAT WE HAVE RECEIVED YOUR WITHDRAWAL FORMS OR ANY OTHER DOCUMENTS YOU HAVE SUBMITTED. YOU SHOULD BE SURE TO KEEP ANY CONFIRMATIONS OR RECEIPTS THAT YOU OBTAIN WHEN YOU SEND IN YOUR WITHDRAWAL FORM OR YOUR NEW ELECTION FORM, SUCH AS A FAX CONFIRMATION SHEET.

6.   Acceptance  of  options  for  exchange  and  issuance  of  new  options.
     -----------------------------------------------------------------------

     Upon the terms and conditions of the offer and promptly following the expiration date, we will accept for exchange and cancel eligible options properly elected for exchange and not validly withdrawn before the expiration date. Once the options are cancelled, you no longer will have any rights with respect to those options. Subject to the terms and conditions of this offer, if your options are properly tendered by you for exchange and accepted by us, these options will be cancelled as of the date of our acceptance, which we anticipate to be January 20, 2003. For purposes of the offer, we will be deemed to have accepted options for exchange that are validly tendered and are not properly withdrawn as of the time when we give oral or written notice to the option holders generally of our acceptance for exchange of the options. This notice may be made by press release or e-mail. Subject to our rights to terminate the offer, discussed in Section 15 of this offer to exchange, we currently expect that we will accept promptly after the expiration date all properly tendered options that are not validly withdrawn.

     You will be granted a new option on the first business day that is at least 6 months and 1 day after the date on which we cancel the options accepted for exchange. Our board of directors has selected this date as the actual grant date for the new options. All new options will be non-qualified stock options. We will grant new options under our 2000 Plan.

     Therefore, subject to the terms and conditions of this offer, if your options are properly elected to be exchanged by January 20, 2003, the scheduled expiration date of the offer, and are accepted for exchange by us and cancelled on January 20, 2003, you will be granted a new option on July 21, 2003. If we accept and cancel options properly tendered for exchange after January 20, 2003, the date on which the new options will be granted will be similarly delayed. Promptly after the expiration date of the exchange offer, we will issue to you a promise to grant stock option. The promise to grant stock option will evidence our binding commitment to grant a stock option to you on a date no earlier than July 21, 2003 covering the number of shares you would be entitled to under this offer, provided that you remain a U.S. based employee of us or one of our subsidiaries through the date on which the grant is to be made.

     Subject to the terms of this offer, upon our acceptance of your properly tendered options, you will be entitled to receive a new option to purchase that number of shares equal to 75% of the shares of our common stock covered by an option submitted by you for exchange. Fractional shares shall be rounded up to the nearest whole share. The number of shares covered by your new option is subject to adjustments for any stock splits, reverse stock splits, subdivisions, combinations, stock dividends and similar events that occur between the cancellation date and the new option grant date.

     If, for any reason, you are not a U.S. based employee of us, one of our subsidiaries or a successor entity through the new option grant date, you will not receive any new options or other compensation in exchange for your options that have been cancelled pursuant to this offer.

     If we accept options you elect to exchange in the offer, we will defer granting to you any other options for which you otherwise may be eligible before the new option grant date. Consequently, we will not grant you any new options until at least 6 months and 1 day after any of your options have been cancelled. We will defer granting you these other options in order to avoid incurring compensation expense against our earnings as a result of accounting rules that could apply to these interim option grants as a result of the offer.

     Options that you choose not to elect to exchange or that we do not accept for exchange will remain outstanding until they expire by their terms and retain their current exercise price and current vesting schedule.

7.   Conditions  of  the  offer.
     --------------------------

     Notwithstanding any other provision of the offer, we will not be required to accept any options tendered for exchange, and we may terminate the offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date this offer begins, and before the expiration date, any of the following events has occurred, or has been determined by us to have occurred:

- there shall have been threatened or instituted or be pending any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the offer or otherwise relating in any manner, to the offer,

- any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction shall have been proposed, enacted, enforced or deemed applicable to the offer, any of which might restrain, prohibit or delay completion of the offer or impair the contemplated benefits of the offer to us,

-    there  shall  have  occurred:

     - any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States,

     - the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States,

     - any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in the United States,

     - in our reasonable judgment, any extraordinary or material adverse change in U.S. financial markets generally, including a decline of at least 10% in either the Dow Jones Industrial Average, the NASDAQ Index or the Standard & Poor's 500 Index from the date of commencement of the exchange offer,

     - the commencement of a war or other national or international calamity directly or indirectly involving the United States, which would reasonably be expected to affect materially or adversely, or to delay materially, the completion of the exchange offer, or

     - if any of the situations described above existed at the time of commencement of the exchange offer and that situation, in our reasonable judgment, deteriorates materially after commencement of the exchange offer,

-    as  the  term  "group"  is  used  in  Section 13(d)(3) of the Exchange Act:

     - any person, entity or group acquires more than 5% of our outstanding shares of common stock, other than a person, entity or group that had publicly disclosed such ownership with the SEC prior to the date of commencement of the exchange offer,

     - any such person, entity or group that had publicly disclosed such ownership prior to such date shall acquire additional common stock constituting more than 2% of our outstanding shares, or

     - any new group shall have been formed that beneficially owns more than 5% of our outstanding shares of common stock that in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the exchange offer or with such acceptance for exchange of eligible options,

     - there shall have occurred any change, development, clarification or position taken in generally accepted accounting standards that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the offer,

     - a tender or exchange offer, other than this exchange offer by us, for some or all of our shares of outstanding common stock, or a merger, acquisition or other business combination proposal involving us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed,

     - any event or events occur that have resulted or may result, in our reasonable judgment, in an actual or threatened material adverse change in our business or financial condition, or

     - any event or events occur that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the offer to us (see Section 3 above for a description of the contemplated benefits of the offer to us).

If   any  of  the  above  events  occur,  we  may:

- terminate the exchange offer and promptly return all tendered eligible options to tendering holders,

- complete and/or extend the exchange offer and, subject to your withdrawal rights, retain all tendered eligible options until the extended exchange offer expires,

-    amend  the  terms  of  the  exchange  offer,  or

- waive any unsatisfied condition and, subject to any requirement to extend the period of time during which the exchange offer is open, complete the exchange offer.

     The conditions to the offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the expiration date. We may waive any condition, in whole or in part, at any time and from time to time before the expiration date, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.

8.   Price  range  of  shares  underlying  the  options.
     ---------------------------------------------------

     The  shares  underlying  your  options  currently  are traded on the Nasdaq
SmallCap Market under the symbol "LTRX." The following table shows, for the periods indicated, the high and low sales prices per share of our common stock as reported by the Nasdaq Stock Market.


                                             HIGH    LOW
                                            ------  -----
FISCAL YEAR 2003
Second Quarter (through December 18, 2002)  $ 0.92  $0.36
First Quarter. . . . . . . . . . . . . . .    1.03   0.38
FISCAL YEAR 2002
Fourth Quarter . . . . . . . . . . . . . .  $ 2.85  $0.68



                                             HIGH    LOW
                                            ------  -----

Third Quarter. . . . . . . . . . . . . . .    6.93   2.02
Second Quarter . . . . . . . . . . . . . .    6.45   4.85
First Quarter. . . . . . . . . . . . . . .   10.20   5.57
FISCAL YEAR 2001
Fourth Quarter . . . . . . . . . . . . . .  $10.30  $5.06
Third Quarter. . . . . . . . . . . . . . .    9.25   4.50



     As of December 19, 2002, the last reported sale price during regular trading hours of our common stock, as reported by the Nasdaq Stock Market was $0.73 per share.

     Our stock price has been, and in the future may be, highly volatile and could continue to decline. Moreover, our stock price could rise prior to the grant of the new options and thereafter fall. The trading price of our common stock has fluctuated widely in the past and can be expected to continue to do so in the future, as a result of a number of factors, many of which are outside our control. In addition, the stock market has experienced extreme price and volume fluctuations that have affected the market prices of many technology companies, and that have often been unrelated or disproportionate to the operating performance of these companies. The new options will not be granted until a trading date that is six months and one day after the date your tendered options are accepted and cancelled. The exercise price of the new options will be the last reported sale price of our common stock reported on the Nasdaq Stock Market on the date the new options are granted. The exercise price of the new options may be higher than the exercise price of your tendered options. In addition, our common stock may thereafter trade at prices below the exercise price of the new options. In that event, depending on the exercise price of your tendered options and other factors, your new options may be less valuable than your tendered options.

     WE RECOMMEND THAT YOU EVALUATE CURRENT MARKET QUOTES FOR OUR COMMON STOCK, AMONG OTHER FACTORS, BEFORE DECIDING WHETHER OR NOT TO TENDER YOUR OPTIONS. IN ADDITION, YOU SHOULD CONSIDER THAT THE CURRENT MARKET PRICE OF OUR COMMON STOCK MAY NOT BE A RELIABLE PREDICTOR OF WHAT THE MARKET PRICE OF OUR COMMON STOCK
WILL  BE  ON  THE  GRANT  DATE  OF THE NEW OPTIONS OR AT ANY TIME IN THE FUTURE.

     9.   Source  and  amount  of  consideration;  terms  of  new  options.
          ----------------------------------------------------------------

     Consideration.
     -------------

     We will issue the new options under our 2000 Plan. Subject to any adjustments for stock splits, reverse stock splits, subdivisions, combinations, stock dividends, and similar events that occur after the cancellation date but before the new option date and subject to the other terms and conditions of the offer, upon our acceptance of your properly tendered options, you will be entitled to receive a new option to purchase 75% of the shares of our common stock that were covered by the option submitted to us for exchange. Fractional shares will be rounded up to the nearest whole share.

     If we receive and accept tenders of all outstanding eligible options from eligible employees, subject to the terms and conditions of this exchange offer we will grant new options to purchase a total of 2,223,040 shares of common stock. The shares issuable upon exercise of these new options would equal approximately 4.1% of the total shares of our common stock outstanding as of December 19, 2002. The shares of common stock subject to tendered options granted under the 2000 Plan that are accepted and cancelled will be available for regrant and issuance under 2000 Plan after such cancellation, and may constitute some or all of the shares required for the new options that will be made under 2000 Plan pursuant to this exchange offer.

     Terms  of  New  Options.
     -----------------------

     Our statements in this document concerning the 2000 Plan and the new options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, all provisions of the 2000 Plan and the form of option agreement thereunder. Please contact Vincent Roth at Lantronix, Inc., 15353 Barranca Parkway, Irvine, California 92618 (telephone: (949-450-7219), to receive a copy of the 2000 Plan and the form of option agreement thereunder. We will promptly furnish you copies of these documents at our expense.

     A new option agreement will be entered into between Lantronix and the employee for each new option granted. The terms and conditions of the new options may vary from the terms and conditions of the options tendered for exchange. Because we will not grant new options until at least six months and one day after the date we cancel the options accepted for exchange, the new options could have a higher exercise price than some or all of the options, including as a result of a significant corporate event.

     It is important to note that we are currently applying for a permit from the State of California's Department of Corporations relating to our 2000 Plan. We are required to obtain this permit before granting stock options to our California based employees, subject to limited exceptions. As a condition to obtaining this permit we might be required to make material changes to our 2000 Plan. (See Risk Factors- "We may be required to materially amend our 2000 Plan as a condition to receiving a permit from the California Department of Corporations and such amendments could reduce or eliminate important rights of new option recipients"). In addition, we are required to comply with the applicable laws of each state in which we plan to grant options. These efforts could require additional modifications to our 2000 Plan. The following description summarizes the material terms of the 2000 Plan, and the options granted thereunder.

     General.
     -------

     The maximum number of shares currently issuable under the 2000 Plan is 4,000,000, plus an annual increase on each January 1 equal to the least of 2,000,000 shares, 5% of the number of shares then outstanding, or a lesser number of shares determined by our Board of Directors. The 2000 Plan permits the granting of options intended to qualify as incentive stock options under the Internal Revenue Code and options that do not qualify as incentive stock options, which are referred to as non-statutory stock options.

     Administration.
     --------------

     The Board of Directors and the Compensation Committee of the Board of Directors administer the 2000 Plan. Subject to the other provisions of the 2000 Plan, the Board, and Committee have the power to determine the terms and conditions of the options granted, including the exercise price, the number of shares subject to the option and the exercisability of the options.

     Term.
     ----

     Options generally have a term of ten years. All new options to be granted through this offer will be non-qualified stock options and will have a term of ten years.

Termination  of  Employment  Before  the  New  Option  Grant  Date.
------------------------------------------------------------------

     If, for any reason, you are not an employee of us, one of our subsidiaries or a successor entity from the date on which you elect to exchange your options through the date on which we grant the new options, you will not receive any new options or any other compensation in exchange for your options that have been accepted for exchange. This means that if you quit, with or without good reason, or die, or we terminate your employment, with or without cause, before the date on which we grant the new options, you will not receive anything for the options that you tendered and which we cancelled.

     Termination  of  Employment  After  the  New  Option  Grant  Date.
     -----------------------------------------------------------------

     Your options will terminate following the termination of your employment, unless the options are exercised, to the extent that they were exercisable immediately before such termination, within the time frame permitted by your stock option agreement or, if no time period is specified in your option agreement, within three months following your termination. In the event that the termination of your employment is by reason of permanent or total disability or death, you, or your executors, administrators, legatees or distributees of your estate, may exercise any option held by you at the date of your employment termination, to the extent that it was exercisable immediately before such termination, within the time frame specified in your option agreement or, if no time is specified, for twelve months following such termination.

     The  termination  of  your option under the circumstances specified in this
Section 10 will result in the termination of your interests in our 2000 Stock Plan. In addition, your option may terminate, together with the 2000 Plan and all other outstanding options issued to other employees, following the occurrence of certain corporate events, as described below.

     Exercise  Price.
     ---------------

     Generally, the administrator determines the exercise price at the time the option is granted. For all eligible employees the exercise price per share of the new options will be 100% of the fair market value of our common stock on the date of grant, as determined by the closing price reported by the Nasdaq Stock Market on the day of the grant. Accordingly, we cannot predict the market price of the new options. Your new options may have a higher exercise price than some or all of your current options.

     Vesting  and  Exercise.
     ----------------------

     Each stock option agreement specifies the term of the option and the date when the option becomes exercisable. The administrator determines the terms of vesting. Options granted by us generally vest at a rate of 25% of the shares subject to the option after twelve months, and then 1/48th of the shares subject to the option vest each month thereafter, provided the employee remains continuously employed by us.

     The  new  options granted through this exchange offer will vest as follows:

     - Fifty Percent of the shares subject to the new options will vest on the six month anniversary of the date of grant. For example, if the new options are granted on July 21, 2003, then 50% of the shares subject to the new options will vest on January 21, 2004.

     - The remaining 50% of the shares subject to new options shall then vest ratably over the next twenty-four months, if the new options are granted on July 21, 2003, the new option will be fully vested on January 21, 2006.

     - In addition, if the vesting of an option you are tending is conditioned upon the achievement of a performance-based target or milestone, your new option will include the same performance-based target or milestone. This vesting requirement will be in addition to the time-based vesting requirement in the new options.

     - For example, if you were to tender an option that would only vest in the event the Company sold more than $5,000,000 of a specified product on or before June 30, 2003, your new option would only begin to vest in the event the performance milestone was achieved. In the event the milestone was not achieved, the option would never become exercisable. If the milestone was achieved, 50% of the shares subject to the new option would vest on the six-month anniversary of the new option date, and the remaining 50% of the shares subject to the new option would vest ratably each month over the following twenty-four months.

     Payment  of  Exercise  Price.
     ----------------------------

     You may exercise vested options, in whole or in part, by delivery of a written notice to us together with a share subscription or purchase form which is accompanied by payment in full of the eligible exercise price. The permissible methods of payment of the option exercise price are determined by the administrator and generally include the following:

     -    cash,

     -    check,

     -    certain  other  shares  of  our  common  stock,

     -    a  combination  of  the  foregoing  methods,  or

     -    such  other  consideration to the extent permitted by applicable laws.


     Adjustments  Upon  Certain  Events.
     ----------------------------------

     Events Occurring before the New Option Grant Date. If we merge or consolidate with or are acquired by another entity between the expiration date and the new option grant date, then the resulting entity will be obligated to grant the new options under the same terms as provided in this offer. Nonetheless, the type of security and the number of shares covered by each new option would be adjusted based on the consideration per share given to holders of options to acquire our common stock that are outstanding at the time of the acquisition. As a result, you may receive options for more or fewer shares of the acquiror's common stock than the number of shares subject to the eligible options that you exchange or than the number you would have received pursuant to a new option if no acquisition had occurred.

     The new options for the purchase of an acquiror's stock will have an exercise price equal to the fair market value of the acquiror's stock on the new option grant date. If the acquiror's stock was not traded on a public market, the fair market value of the acquiror's stock may be determined in good faith by the acquiror's board of directors, and the exercise price of the new options would reflect that determination. If we merge or consolidate with or are acquired by another entity, options that are not tendered for exchange may receive a lower or higher exercise price, depending on the terms of the transaction, than those options that are tendered for exchange.

     Regardless of any such merger or acquisition, the new option grant date will be the first business day that is at least 6 months and 1 day after the cancellation date. Consequently, you may not be able to exercise your new options until after the effective date of the merger, consolidation or acquisition. If you submit your options in the exchange and the merger, consolidation or acquisition occurs after the expiration date but prior to the new option grant date, you will not be able to exercise your option to purchase Lantronix common stock prior to the effective date of the merger or acquisition.

     You should be aware that these types of transactions could significantly affect our stock price, including potentially substantially increasing the price of our shares. Depending on the timing and structure of a transaction of this type, you might lose the benefit of any price appreciation in our common stock resulting from a merger, consolidation or acquisition. The exercise price of new options granted to you after the announcement of a merger, consolidation or acquisition of Lantronix would reflect any appreciation in our stock price resulting from the announcement, and could therefore exceed the exercise price of your current options. This could result in option holders who do not participate in this offer receiving a greater financial benefit than option holders who do participate. In addition, your new options may be exercisable for stock of the acquiror, not Lantronix common stock, while option holders who decide not to participate in this offer could exercise their options before the effective date of the merger, consolidation or acquisition and sell their Lantronix common stock before the effective date.

     If a change in our capitalization, such as a stock split, subdivision, combination, stock dividend or other similar event, occurs after the cancellation date but before the new option grant date, an appropriate adjustment will be made to the number of shares subject to each option, without any change in the aggregate purchase price.

     Events Occurring after the New Option Grant Date. If there is a change in our capitalization, such as a stock split, reverse stock split, stock dividend or other similar event, and the change results in an increase or decrease in the number of issued shares without receipt of consideration by us, an appropriate adjustment will be made to the price of each option and the number of shares subject to each new option.

     In the event there is a sale of all or substantially all of our assets, or we merge with another corporation, your options will be assumed or replaced with new options of the successor corporation. If the successor corporation does not assume or substitute your options, they will automatically become fully vested and exercisable for a period of fifteen (15) days from the date we provide you with notice of the accelerated vesting and the option will terminate at the end of the fifteen (15) days.

     In the event there is a liquidation or dissolution of Lantronix, your outstanding options will terminate immediately prior to the consummation of the liquidation or dissolution. The Administrator may, however, accelerate the exercisability of any option.

     Transferability  of  Options.
     ----------------------------

     New options may not be transferred, other than by will or the laws of descent and distribution. In the event of your death, a person who acquires the right to exercise the option by bequest or inheritance may exercise options.

     Registration  of  Option  Shares.
     --------------------------------

     Four million shares of our common stock issuable upon exercise of options under the 2000 Plan have been registered under the Securities Act of 1933 (the "Securities Act") on Registration Statements on Form S-8 filed with the Securities and Exchange Commission. All the shares issuable upon exercise of all new options will be registered under the Securities Act. Additional shares shall also be registered with the Securities and Exchange Commission to accommodate the increase in the 2000 Plan that will occur on January 1, 2003 as set forth above. Unless you are one of our affiliates, you will be able to sell your option shares free of any transfer restrictions under applicable U.S. securities laws. Our affiliates include our directors, executive officers and certain major stockholders.

     U.S.  Federal  Income  Tax  Consequences.
     ----------------------------------------

     You should refer to Section 14 of this document for a summary discussion of the U.S. federal income tax consequences of the new options and the options tendered for exchange, as well as the consequences of accepting or rejecting the new options under this offer to exchange. We recommend that all option holders consult with their own individual tax advisor to determine the tax consequences of your participation in the offer to exchange. Tax consequences may vary depending on each individual participant's circumstances.

     10.  Information  concerning  Lantronix.
          ----------------------------------

     Lantronix, Inc. designs, develops and markets products and software solutions that make it possible to access, manage, control and configure almost any electronic device over the Internet or other networks. We are a leader in providing innovative networking solutions with a history of providing devices that enable information technology equipment to network using standard protocols for connectivity, including fiber optic, Ethernet and wireless. We provide three broad categories of products: "device servers," that enable almost any electronic device to be connected to a network; "multiport device solutions," that enable multiple devices-usually network computing devices such as servers, routers, switches, and similar equipment to be managed over a network; and software-software that is either embedded in the hardware devices that are mentioned above, or stand-alone application software.

     Today, our solutions include fully integrated hardware and software products, as well as software tools to develop related customer applications. Because we deal with network connectivity, we have provided products to extremely broad market segments, including industrial, medical, commercial, financial, governmental, retail, building and home automation, and many more. Our technology is used with devices such as networking routers, medical instruments, manufacturing equipment, bar code scanners, building HVAC systems, elevators, process control equipment, vending machines, thermostats, security cameras, temperature sensors, card readers, point of sale terminals, time clocks, and virtually any device that has some form of standard data control capability. Our current product offerings include a wide range of hardware devices of varying size, packaging and, where appropriate, software solutions that allow our customers to network-enable virtually any electronic device. We sell products through a global network of distributors, systems integrators, value-added resellers, manufacturers' representatives and original equipment manufacturers. In addition, we sell directly to selected accounts.

     The financial information included in our Annual Report on Form 10-K for the year ended June 30, 2002 is incorporated herein by reference. See Section 17 "Additional Information" beginning on page 45 for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

     We  had  a  book  value  per  share  of  $1.32  at  September  30,  2002.

     Lantronix  does  not  yet have earnings to calculate the ratio of earnings.
Lantronix currently has a deficit. The deficit for fiscal year ended June 30, 2001 was $8.7 million and the deficit for fiscal year end June 30, 2002 was $93.8 million. The deficit for the three-month period ended September 30, 2002 was $11.3 million. The ratio of earnings fixed charges is normally computed by dividing earnings by fixed charges. For the purposes of computing ratio of earnings to fixed charges, earnings consist of income (loss) before provision for income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of debt discount and issuance costs on all indebtedness, and the estimated portion of rental expense deemed by Lantronix to be representative of the interest factor of rental payments under operating leases.

     Our principal executive offices are located at 15353 Barranca Parkway, Irvine, California 92618, and our telephone number is (949) 453-3990.

     11.  Interests  of  directors  and  officers; transactions and arrangements
          ----------------------------------------------------------------------
          concerning  the  options.
          ------------------------

     Our directors and executive officers and their positions and offices as of December 19, 2002, are set forth in the following table:


NAME                           POSITION AND OFFICES HELD            NUMBER OF SHARES    PERCENTAGE OF
                                                                       COVERED BY     TOTAL OUTSTANDING
                                                                      OUTSTANDING     OPTIONS UNDER THE
                                                                    OPTIONS GRANTED    ELIGIBLE PLANS
                                                                       UNDER THE
                                                                     ELIGIBLE PLANS
-------------------  ---------------------------------------------  ----------------  -----------------
H.K. Desai           Chairman of the Board of Directors                       50,000  Less than 1%
Thomas W. Burton     Director                                                 25,000  Less than 1%
Kathryn Braun Lewis  Director                                                 25,000  Less than 1%
Howard T. Slayen     Director                                                 50,000  Less than 1%
Marc H. Nussbaum     Interim Chief Executive Officer and President                 0  Less than 1%
James W. Kerrigan    Interim Chief Financial Officer                               0  Less than 1%
Michael S. Oswald    General Counsel, Vice President and Secretary            42,825  Less than 1%

     The address of each director and executive officer is: c/o Lantronix, Inc., 15353 Barranca Parkway, Irvine, California 92618.

     As of December 19, 2002, our executive officers (3 persons) as a group held options to purchase 42,825 shares of our common stock, which represents less than 1% of all stock options outstanding.

     None of the stock options held by our executive officers or directors are eligible to be exchanged for new options.

     Except as described below, neither we, nor, to the best of our knowledge, any of our directors or executive officers, nor any affiliates of ours, engaged in transactions involving options to purchase our common stock under our 2000 Plan, the 1994 Plan, the 1993 Plan, the Lightwave Plan or the Premise Plan or in transactions involving our common stock during the past 60 days before and including December 19, 2002:

     - We have made no grants of stock options under our 2000 Plan during the past 60 days.

     - No directors or officers have exercised stock options in the last 60 days. Other individuals (employees and former employees) exercised stock options under our 2000 Plan and Lightwave Plan during the last 60 days to acquire an aggregate of 24,267 shares of our common stock with exercise prices per share of $0.10.

     12.  Status of options acquired by us in the offer; accounting consequences
          ----------------------------------------------------------------------
          of the  offer.
          ------------

     Options that we acquire through the offer will be cancelled and the shares subject to those options will be returned to the pool of shares available for grants of new awards under each respective plan (other than the Lightwave Plan and the Premise Plan, under which no further awards will be granted). To the extent shares returning to the 2000 Plan are not fully reserved for issuance upon exercise of the new options to be granted in connection with the offer, the shares will be available for future awards to employees and other eligible 2000 Plan participants, without further stockholder action, except as required by applicable law or the rules of the Nasdaq Stock Market or any other securities quotation system or any stock exchange on which our shares are then quoted or listed.

     If we were to grant the new options under a traditional stock option repricing, in which an employee's current options would be immediately repriced, or on any date that is earlier than 6 months and 1 day after the date on which we cancel the options accepted for exchange, we would be required for financial reporting purposes to treat the new options as variable awards. This means that we would be required to record the non-cash accounting impact of increases in our stock price as a compensation expense for the new options issued under this offer. We would have to continue this variable accounting for these new options until they were exercised, forfeited or terminated. The higher the market value of our shares, the greater the compensation expense we would have to record. By deferring the grant of the new options for at least six months and one day, we believe that we will not have to treat the new options as variable awards and will avoid these accounting charges. As a result, we believe that we will not incur any compensation expense solely as a result of the transactions contemplated by the offer.

     13.  Legal  matters;  regulatory  approvals.
          --------------------------------------

     We will be required to comply with the securities laws of each state in which new options are to be issued. These regulations are complex in some states. For example, we are required to obtain a permit from the Department of Corporations of the State of California before issuing options to our employees in California. We currently have an application pending with the Department of Corporations for such permit. If we were unable to comply with the laws of any such state without undue burden, we would be unable to grant new options to employees that reside in the state. For example, if our application for a permit in California was denied, and we were unable to successfully appeal the decision, we would be unable to issue new options to our California-based employees.

     We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of new options as contemplated by the offer. Except for compliance with state securities laws, we are not aware of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any additional approval or other action be required, we presently intend to seek such approval or take such other action. We do not know whether any such approval or other action, if needed, could be obtained or what the conditions imposed in connection with such approvals would entail or whether the failure to obtain any such approval or other action would result in adverse consequences to our business. Our obligation under the offer to accept tendered options for exchange and to issue new options for tendered options is subject to the conditions described in
Section  7  of  this  offer  to  exchange.

     If we are prohibited by applicable laws or regulations from granting new options on the new option grant date, which is expected to be July 21, 2003, we will not grant any new options. We will use reasonable efforts to effect the grant, but if the grant is prohibited on the new option grant date we will not grant any new options and you will not receive any other compensation for the options you tendered.

     14.  Material  U.  S.  federal  income  tax  consequences.
          ----------------------------------------------------

     The following is a general summary of the material U.S. federal income tax consequences of the exchange of options pursuant to the offer. This discussion is based on the Internal Revenue Code, its legislative history, treasury regulations thereunder and administrative and judicial interpretations as of the date of the offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

     Option holders who exchange outstanding options for new options should not be required to recognize income for federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange. We advise all option holders considering exchanging their options to meet with their own tax advisors with respect to the federal, state, and local tax consequences of participating in the offer.

     Incentive  Stock  Options
     -------------------------

     Under current law, an option holder will not realize taxable income upon the grant of an incentive stock option under our 2000 Stock Plan. In addition, an option holder generally will not realize taxable income upon the exercise of an incentive stock option. Nonetheless, an option holder's alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares underlying the option, which is generally determined as of the date of exercise, exceeds the aggregate exercise price of the option. Except in the case of an option holder's death or disability, if an option is exercised more than three months after the option holder's termination of employment, the option ceases to be treated as an incentive stock option and is subject to taxation under the rules that apply to non-qualified stock options.

     If an option holder sells the option shares acquired upon exercise of an incentive stock option, the tax consequences of the disposition depend upon whether the disposition is qualifying or disqualifying. The disposition of the option shares is qualifying if it is made:

     - more than two years after the date the incentive stock option was granted, and

     - more than one year after the date the incentive stock option was exercised.

     If the disposition of the option shares is qualifying, any excess of the sale price of the option shares, over the exercise price of the option will be treated as long-term capital gain taxable to the option holder at the time of the sale. Any such capital gain will be taxed at the long-term capital gain rate in effect at the time of sale.

     If the disposition is not qualifying, which we refer to as a "disqualifying disposition," the excess of the fair market value of the shares on the date the option was exercised over the exercise price, will be taxable income to the option holder at the time of the disposition. Of that income, the amount up to the excess of the fair market value of the shares at the time the option was exercised over the exercise price will be ordinary income for income tax purposes and the balance, if any, will be long-term or short-term capital gain, depending upon whether or not the shares were sold more than one year after the option was exercised.

     Unless an option holder engages in a disqualifying disposition, we will not be entitled to a tax deduction with respect to an incentive stock option. If an option holder engages in a disqualifying disposition, we will be entitled to a tax deduction equal to the amount of compensation income taxable to the option holder.

     Regardless of whether you tender incentive stock options or non-statutory stock options, if those options are accepted for exchange, the new options will be granted as non-statutory stock options, as discussed more thoroughly above. You should note that there is a risk that any incentive stock options you hold may be affected, even if you do not participate in the exchange. We believe that you will not be subject to current U.S. federal income tax if you do not elect to participate in the option exchange program.

     The IRS may, however, characterize this offer to exchange as a "modification" of those incentive stock options, even if you decline to participate. In 1991, the IRS issued a private letter ruling in which another company's option exchange program was characterized as a "modification" of the incentive stock options that could be exchanged. This does not necessarily mean that our offer to exchange options will be viewed the same way. Private letter rulings issued by the IRS contain the IRS's opinion regarding only the specific facts presented by a specific person or company. The person or company receiving the letter may rely on it, but no other person or company may rely on the letter ruling or assume the same opinion would apply to their situation, even if the facts at issue are similar. Although such letters do not provide certainty, they may indicate how the IRS will view a similar situation. We therefore do not know if the IRS will assert the position that our offer constitutes a "modification" of incentive stock options that can be tendered. A successful assertion by the IRS of this position could extend the option's holding period to qualify for favorable tax treatment. Accordingly, to the extent you dispose of your incentive stock option shares prior to the lapse of the new extended holding period, your incentive stock option could be taxed similarly to a non-qualified stock option.

     Non-Statutory  Stock  Options.
     -----------------------------

     Under current law, an option holder will not realize taxable income upon the grant of an option that is not qualified as an incentive stock option, also referred to as a non-qualified stock option or non-statutory stock option. However, when an option holder exercises such an option, the difference between the exercise price of the option, and the fair market value of the shares subject to the option on the date of exercise will be compensation income taxable to the option holder. If you are an employee, any such gain is subject to withholding and is reported as income on your W-2.

     We will be entitled to a deduction equal to the amount of compensation income taxable to the option holder if we comply with eligible reporting requirements. WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THE EXCHANGE OFFER.

     15.  Extension  of  offer;  termination;  amendment.
          ----------------------------------------------

     We expressly reserve the right, in our discretion, at any time and regardless of whether or not any event listed in Section 7 of this offer to exchange has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and delay the acceptance for exchange of any options. If we elect to extend the period of time during which the exchange offer is open, we will give you oral or written notice of the extension and delay, as described below. If we extend the expiration date, we will also extend your right to withdraw tenders of eligible options until such extended expiration date. In the case of an extension, we will issue a press release or other public announcement no later than 6:00 a.m., Pacific Time, on the next business day after the previously scheduled expiration date.

     We also expressly reserve the right, in our reasonable judgment, before the expiration date to terminate or amend the offer and to postpone our acceptance and cancellation of any options elected to be exchanged if any of the events listed in Section 7 of this offer to exchange occurs, by giving oral or written notice of the termination or postponement to you or by making a public announcement of the termination. Our reservation of the right to delay our acceptance and cancellation of options elected to be exchanged is limited by Rule 13e-4(f)(5) under the Exchange Act which requires that we must pay the consideration offered or return the options promptly after termination or withdrawal of a tender offer.

     Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event listed in Section 7 of this offer to exchange has occurred or is deemed by us to have occurred, to amend the offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the offer to option holders or by decreasing or increasing the number of options being sought in the offer.

     The minimum period during which the offer will remain open following material changes in the terms of the offer or in the information concerning the offer, other than a change in the consideration being offered by us or a change in amount of existing notes sought, will depend on the facts and circumstances of such change, including the relative materiality of the terms or information changes. If we modify the number of eligible options being sought in the offer or the consideration being offered by us for the eligible options in the offer, the offer will remain open for at least ten business days from the date of notice of such modification. If any term of the offer is amended in a manner that we determine constitutes a material change adversely affecting any holder of eligible options, we will promptly disclose the amendments in a manner reasonably calculated to inform holders of eligible options of such amendment, and we will extend the offer's period so that at least five business days, or such longer period as may be required by the tender offer rules, remain after such change.

     For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

     16.  Fees  and  expenses.
          -------------------

We will not pay any fees or commissions to any broker, dealer or other person for soliciting options to be exchanged through this offer.

     17.  Additional  information.
          -----------------------

     This offer to exchange is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This offer to exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to elect to exchange your options:

          1. Our annual report on Form 10-K for our fiscal year ended June 30, 2002, filed with the SEC on October 8, 2002,

          2. Our proxy statement for our 2002 Annual Meeting of Stockholders, filed with the SEC on October 15, 2002,

          3. Our quarterly report on Form 10-Q for the quarterly period ended September 30, 2002, filed with the SEC on November 14, 2002, and

          4. The description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on August 2, 2000.

     These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the SEC's public reference room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.

     Each person to whom a copy of this offer to exchange is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost, by writing to us at Lantronix, Inc., 15353 Barranca Parkway, Irvine, California 92618, or telephoning us at (949) 453-3990.

     As you read the documents listed above, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this offer to exchange, you should rely on the statements made in the most recent document.

     The information contained in this offer to exchange about us should be read together with the information contained in the documents to which we have referred you, in making your decision as to whether or not to participate in this offer.

     18.  Financial  statements.
          ---------------------

     Our financial statements are included in our annual report on Form 10-K for our fiscal year ended June 30, 2002, filed with the SEC on October 8, 2002 and are incorporated herein by this reference. More complete financial information may be obtained by accessing our public filings with the SEC by following the instructions in Section 17 of this offer to exchange.

     19.  Miscellaneous.
          -------------

     We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will options be accepted from the option holders residing in such jurisdiction.

     WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE YOUR OPTIONS THROUGH THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION IN THIS DOCUMENT OR DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS OFFER TO EXCHANGE AND IN THE RELATED OPTION EXCHANGE PROGRAM DOCUMENTS. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

                                 Lantronix, Inc.
                                December 19, 2002

                                   SCHEDULE A

                  INFORMATION CONCERNING THE EXECUTIVE OFFICERS
                        AND DIRECTORS OF LANTRONIX, INC.

     The executive officers and directors of Lantronix, Inc. and their positions and offices as of December 19, 2002, are set forth in the following table:


NAME                 POSITION AND OFFICES HELD
-------------------  ---------------------------------------------
H.K. Desai. . . . .  Chairman of the Board of Directors
Thomas W. Burton. .  Director
Kathryn Braun Lewis  Director
Howard T. Slayen. .  Director
Marc H. Nussbaum. .  Interim Chief Executive Officer and President
James W. Kerrigan .  Interim Chief Financial Officer
Michael S. Oswald .  General Counsel, Vice President and Secretary

     The address of each executive officer and director is: c/o Lantronix, Inc., 15353 Barranca Parkway, Irvine, California 92618, or telephoning us at (949) 453-3990.

     None of the individuals identified on this Schedule A are eligible to participate in this option exchange program.

                                _______________

                                LANTRONIX, INC.
                                _______________

                                OFFER TO EXCHANGE
                            OUTSTANDING OPTIONS UNDER
                   THE LANTRONIX, INC. 2000 STOCK OPTION PLAN,
                         1994 NON-STATUTORY OPTION PLAN,
                        1993 INCENTIVE STOCK OPTION PLAN,
                 LIGHTWAVE COMMUNICATIONS, INC. 2001 STOCK PLAN,
                    AND PREMISE SYSTEMS, INC. 2001 STOCK PLAN
                                       FOR
                              NEW OPTIONS UNDER OUR
                             2000 STOCK OPTION PLAN
                                _______________







  This document constitutes part of the prospectuses relating to the Lantronix, Inc. 2000 Stock Option Plan, 1994 Non-Statutory Option Plan, 1993 Incentive
 Stock Option Plan, Lightwave Communications, Inc. 2001 Stock Plan, and Premise
  Systems, Inc. 2001 Stock Plan covering securities that have been registered under the Securities Act of 1933.

                                December 19, 2002